Exhibit 10.17

DATED      JANUARY 2012

FORDART LIMITED	(1)

and

CAESARS INTERACTIVE ENTERTAINMENT, INC.	(2)

PLATFORM DEVELOPMENT AND SERVICE AGREEMENT

SQUIRE SANDERS (UK) LLP

7 Devonshire Square

London

EC2M 4YH

United Kingdom

DX 136546 Bishopsgate 2

Office:    +44 (0)20 7655 1000

Fax:        +44 (0)20 7655 1001

Reference CAR/HAR.961-1127968 - 1428826/9A

*	Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	COMMENCEMENT TERM AND TERRITORY	10

3	DEVELOPMENT OF THE ROADMAP	10

4	INITIAL DEVELOPMENT OF THE PLATFORM	11

5	888 OBLIGATIONS	12

6	CIE OBLIGATIONS	14

7	LICENCE OF INTELLECTUAL PROPERTY	17

8	DELIVERY OF PLATFORM	17

9	TESTING	18

10	STANDARD OF SOFTWARE	19

11	IMPROVEMENTS AND POST DELIVERY DEVELOPMENTS	20

12	WARRANTIES	21

13	FEES AND PAYMENT	21

14	OWNERSHIP OF IP	23

15	INTELLECTUAL PROPERTY INDEMNITY	24

16	GENERAL INDEMNITY	24

17	NO EXCLUSIVITY TO CIE	25

18	LIABILITY	26

19	INSURANCE	27

20	CONFIDENTIALITY	27

21	ALTERNATIVE CIE PLATFORM	28

22	TERMINATION	29

23	CONSEQUENCES OF TERMINATION	31

24	CUSTOMER DATA	32

25	NON-SOLICITATION	33

26	FORCE MAJEURE	33

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27	NOTICES	34

28	ASSIGNMENT	34

29	WAIVER	34

30	SEVERANCE	35

31	FURTHER ASSURANCE	35

32	COUNTERPARTS	35

33	COSTS AND EXPENSES	35

34	FINANCIAL AUDIT	35

35	OPERATIONAL AUDIT	36

36	DISPUTE ESCALATION	36

37	ARBITRATION	36

38	CHANGE PROCEDURE	37

39	SURVIVORSHIP	37

40	GOVERNING LAW AND JURISDICTION	38

SCHEDULE 1 THE SERVICES		39

1	GENERAL SERVICES	39

2	TRAINING	40

3	CUSTOMER SUPPORT SERVICES	40

SCHEDULE 2 SPECIFICATION		46

1	GENERAL OPERATIONAL FEATURES	46

2	BASIC REQUIREMENTS	46

3	MINIMUM FUNCTIONALITY	47

4	MINIMUM PERFORMANCE CRITERIA	47

5	BACK-END APPLICATION	48

6	BASIC FEATURES	48

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SCHEDULE 3 COSTS AND FEES		49

1	888 ROADMAP TEAM EMPLOYMENT COSTS	49

2	SET UP COSTS	49

3	REVENUE SHARE	50

4	FEE ADJUSTMENTS	51

5	REIMBURSEMENT OF PLATFORM DEVELOPMENT COSTS	52

6	COMPLETION BONUS	52

SCHEDULE 4 ROADMAP		54

SCHEDULE 5 CIE COMPETITORS		55

SCHEDULE 6 INSURANCE		56

SCHEDULE 7 MIGRATION PLAN		58

SCHEDULE 8 CIE BRANDS		61

SCHEDULE 9 CHANGE PROCEDURE		62

1	GENERAL	62

2	PURPOSE	62

3	REQUIREMENTS	62

4	EXCEPTIONS	64

APPENDIX A – PRODUCTION CHANGES DURING NON-WORKING HOURS		66

5	GENERAL	66

6	APPROVAL PROCESS	66

APPENDIX A – PRODUCTION CHANGES DURING NON-WORKING HOURS		67

SCHEDULE 10 888 RATE CARD		68

SCHEDULE 11 CIE MARKETING CODE		69

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THIS AGREEMENT is made on      JANUARY 2012

PARTIES

(1)	FORDART Limited a company incorporated under the laws of Gibraltar, with offices at 601-701 Europort, Gibraltar (“888”)

(2)	CAESARS INTERACTIVE ENTERTAINMENT, INC. a company incorporated under the laws of Delaware whose registered office is at One Caesars Palace Drive, Las Vegas, Nevada 89109, United States of America (“CIE”)

(each a “Party” and together the “Parties”)

INTRODUCTION

(A)	The Parties anticipate that legislative changes in the US (or in certain states thereof) may soon permit and regulate online gambling and wish therefore to enter into this Agreement to develop a poker platform capable of exploiting that opportunity.

(B)	888 is a leading online gaming and gambling developer which has developed an industry leading platform for the provision of online poker.

(C)	CIE wishes to develop an online poker offering utilising 888’s poker platform to have ready for the U.S. and Canadian markets when and if they open to online poker (the “American Poker Offering”).

(D)	The Parties have agreed that 888 will develop a platform, license that Platform to CIE and provide services in connection with the same to CIE on the terms of this Agreement and in return for certain payments and share of revenues more fully set out herein.

IT IS AGREED THAT:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words have the meanings set out below unless the context requires otherwise:

“888 Acceptance Tests” means all such reasonable acceptance tests to be determined and carried out by 888 in order to ensure that the Platform (and each module thereof) is fully operable and complies with the Specification, as agreed in accordance with clause 9.1, together with any tests imposed by an Applicable Regulator in relation to the Platform.

“888 Applicable Regulations” means all applicable legislation regulation and any and all directives, requirements and guidelines of an 888 Regulatory Body including, without limitation, in relation to gambling, taxation, money laundering, fraud, advertising, broadcasting, health and safety, telecommunications and the protection of personal data.

“888 Licences” means all and any regulatory permissions required to be held by 888 in order to perform its obligations hereunder as required by an 888 Regulatory Body.

“888 Regulatory Body” means the Gibraltar Licensing Authority, the Gibraltar Gambling Commissioner, and any other statutory or governmental or quasi-governmental agency,

body or authority including, without limitation, any national or supra-national court or any other gambling regulator or any other relevant governmental or local authority or other body which governs the operations of 888 from time to time.

“888 Revenue Share” means the share of Net Gaming Revenue to which 888 is entitled under this Agreement and more specifically in accordance with Schedule 3.

“888 Roadmap Team” means the team of employees of 888 which will be dedicated to the development of the Roadmap.

“888 Software” means all software programs proprietary to 888 forming part of or used in connection with the Platform, including the CIE Developments and Improvements from time to time.

“888’s White Label Partner” means an entity which is an owner of an internet site to which 888 or any of its Affiliates provide an online gambling platform, whether with or without related services such as hosting, payment processing, fraud and risk management, customer support or customer relationship management.

“Acceptance” means that the Platform meets the 888 Acceptance Tests.

“Affiliate” means, with respect to 888, any person or entity (whether incorporated or not) controlled by, controlling, or in common control with 888. “Affiliate” means, with respect to CIE (i) any person or entity (whether incorporated or not) controlling CIE, and (ii) any person, corporation, partnership or business entity which is directly or indirectly controlled by or managed by CIE or CIE’s majority shareholder. “Affiliate” means, with respect to a person or entity other than 888 or CIE, any person or entity (whether incorporated or not) controlled by, controlling, or in common control with such person or entity. A person or entity shall be deemed to control another entity if it possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other entity, whether through ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise. Without derogating from the generality of the foregoing, a person or entity shall be deemed in control of another entity if they hold more than 50% of any one of the means of control of such other entity.

“Alternative CIE Platform” means [***].

“American Poker Offering” shall have the meaning set out in the recitals to this Agreement.

“Applicable Regulations” means all applicable legislation, regulation and any and all directives, requirements and guidelines of an 888 Regulatory Body and/or a CIE Regulatory Body including, without limitation, in relation to gambling, taxation, money laundering, fraud, advertising, broadcasting, health and safety, telecommunications and the protection of personal data.

“Applicable Regulatory Body” means the 888 Regulatory Body or the CIE Regulatory Body.

“Average Player Liquidity” means the average daily number of End Users calculated over each four (4) month period during each Year.

“Basic Features” will have the meaning set out in clause 3.3 of this Agreement.

“Business Day” means any day (other than Saturday, a Sunday or a bank or public holiday) during which the US Federal Reserve Bank of San Francisco is open for business.

“CassBo System” means 888’s proprietary back-office system (including its standard application programming interfaces) through which most of the auxiliary functions and services supporting the American Poker Offering will be provided.

“Change” means any change made to the Specifications, Basic Features, CIE Developments or other technical components in accordance with 888’s change procedure attached as Schedule 9 (the “Change Procedure”), which procedure may be modified by 888 from time to time provided such modification is consistently applied by 888 to all its other White Label Partners and licensees in the Territory and does not have a materially adverse impact on CIE.

“Change of Control” means if any entity becomes entitled (having not previously been entitled), directly or indirectly to direct or cause the direction of the management and policies of a Party (whether through the ownership of voting shares, by contract or otherwise) or acquires more than fifty per cent (50%) of the shares of a Party or of the voting rights attached to them including through an initial public offering of more than fifty per cent (50%) of the share capital of a Party.

“CIE Brands” means the WSOP trademarks listed at Schedule 8 or, if CIE exercise its rights at clause 21.1, only the Harrah’s trademark and, for the avoidance of doubt, not the WSOP trademarks.

“CIE Competitor” means any of the organisations or types of organisations listed in Schedule 5.

“CIE Developments” means developments which CIE requests 888 to develop from time to time in order to enhance the 888 Software, and comprising Platform Compliance Developments, Unique Developments, Non-Unique Developments and Skins.

“CIE Licences” means all and any regulatory permissions required to be held by CIE in order to offer, market and promote the American Poker Offering in those parts of the Territory in which it decides to operate from time to time.

“CIE Regulatory Body” means any statutory or governmental or quasi-governmental agency, body or authority including, without limitation, any national or supra-national court, the Nevada Gaming Control Board, the Nevada Gaming Commission, or any other gambling regulator or any other relevant governmental or local authority or other body exercising powers pursuant to any decree or law which governs the operations of CIE or any Affiliate thereof.

“CIE Representatives” means any CIE employee, director, agent, advisor or sub-contractor that CIE appoints as its representative in connection with the subject matter of this Agreement.

“CIE Revenue Share” shall mean the balance of the Poker Net Gaming Revenue and CIP Net Gaming Revenue after deduction of the 888 Revenue Share (and subject to 888’s right to retain or receive all its other Fees as set out in clause 13 below).

“Commencement Date” means the date of execution of this Agreement.

“Commercial Use” means when the Platform, a CIE Development or Skin can be accessed or used by End Users for real money play.

“Completion Bonus” means a sum (comprising part of the Fees) in the amount set forth in paragraph 6 of Schedule 3 of which [***] is an advance payment of the 888 Revenue Share (and as such is deductible from the 888 Revenue Share due under this Agreement) and [***] is an additional payment in consideration of 888 meeting its obligations under this Agreement in respect of the development of the Platform.

“Completion Date” means a date to be agreed between the Parties for the Platform to be Ready for Use, and in the event that the Parties cannot or do not agree a date, means the date that is nine (9) Months after the date of the Start Notice.

“Concurrent Cash Game Players” means the number of End Users playing simultaneously for real money in cash games of poker at any particular moment on the Platform.

“Concurrent for Fun Players” means the number of End Users playing poker simultaneously for fun at any particular moment on the Platform.

“Concurrent Tournament Players” means the number of End Users playing simultaneously in one or more concurrent tournaments at any particular moment on the Platform.

“Cost”, as it applies to any services or other relevant work or project to be performed by 888 under this Agreement, shall mean the aggregate amount of:

(1)	“Personnel Costs”, being the cost of all of 888’s and its Affiliates’ personnel, subcontractors, service providers and consultants, whether fully or partially dedicated or assigned to such service, work or project but in each case pertaining to the scope of their actual participation in or assignment to the relevant Service, work or project, and shall be calculated either (i) by reference to the table of rates for each discipline / pay grade set out in Schedule 10 below, or (ii) in the case of personnel not described in Schedule 10, by prior agreement in writing between the Parties and subject in either case to the production by 888 of timesheets with accompanying narratives describing the work done in each case;

(2)	“Equipment & Materials Costs”, being the cost of all equipment, materials and other resources specifically required to provide the relevant Service or performing the relevant work or project. To avoid doubt, Equipment & Materials Costs will exclude costs of any capital equipment which is a part (or becomes part) of 888’s or its Affiliates’ existing infrastructure or which will be used as a common asset for providing similar services to other parties (except as otherwise determined in this Agreement), but will include any incremental use of equipment and other resources that are added for CIE’s benefit; and

(3)	“Third Party Costs”, being all fees, commissions, charges and other payments payable by 888 or its Affiliates to third parties for services, products and information used in the course of providing CIE with any services or performing any work or project on behalf of CIE.

- in each case subject to CIE’s prior written approval.

“Customer Support Services” means that part of the Services more particularly set out at paragraph 3 of Schedule 1.

“Daily Deposits” means the total number of real money deposits possible in one day on the Platform.

“Daily Deposit Value” means the total amount (expressed in cash terms) of possible real money deposits possible in one day on the Platform.

“Daily Withdrawals” means the total number of real money withdrawals possible in one day on the Platform.

“Daily Withdrawal Value” means the total amount (expressed in cash terms) of possible real money deposits possible in one day on the Platform.

“Day” means a period of 24 hours ending at 12.00 midnight (UK time).

“Enabling Legislation” means any legislation passed by a competent legislature within the Territory, the effect of which is to make legal the offering of online play for money poker within the Territory (or within any state thereof) in the form either of a Federal Deployment or a State Deployment.

“End User” means an end user of the Platform through any of the Websites.

“End User Data” means all information (including, without limitation, personal data) relating to End Users which is recorded or stored on or through the Platform.

“Equipment” means CIE’s computer hardware paid for and owned by CIE and any associated standard, off-the-shelf software to be used to host the 888 Software in order to provide the Platform to End Users.

“Federal Deployment” has the meaning set out in clause 2.3.

“Fees” means all the fees payable by CIE to 888 under this Agreement.

“First Bet Date” has the meaning set out at clause 9.6.

“First Hand Date” means the date notified in writing by CIE to 888 upon which the first hand of poker is played for real money on the Platform.

“Force Majeure Event” means in relation to either Party any circumstance beyond the reasonable control of that Party including, without limitation, any act of God, war, riot, civil disturbance, acts of terrorism, fire, explosion, flood, abnormal weather conditions, theft or malicious damage; loss of utilities public power shortages; malfunctions or failures in public telecommunication or IT services or breakdown of other public infrastructures, strike, lockout or industrial dispute, governmental or regulatory authority action.

“Gibraltar Gambling Commissioner” means the Gibraltar regulatory authority regulating online gambling in the jurisdiction of Gibraltar.

“Gibraltar Licensing Authority” means the authority empowered to grant Gibraltar online gambling licences.

“Improvement” means any optimisation, enhancement, improvement, addition, updates, bug fixes and/or source code repairs to the Platform.

“Industry Best Practice” means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in offering regulated gambling services.

“Insolvency Event” means one or more of the following events affecting a Party (the “Affected Party”):

(a)	the Affected Party ceases or threatens to cease to carry on business or suspends all or substantially all of its operations, or suspends payment of its debts or becomes unable to pay its debts or is deemed to be unable to pay its debts within the meaning of any insolvency legislation in the jurisdiction of the Affected Party or enters into any composition or arrangement with its creditors generally;

(b)	the Affected Party enters into liquidation (as defined in any insolvency legislation in the jurisdiction of the Affected Party) either compulsory or voluntary (save for the purposes of a solvent reconstruction or amalgamation) or a provisional liquidator is appointed in respect of the Affected Party;

(c)	administrative receiver, receiver or manager or similar officer is appointed under any insolvency legislation in the jurisdiction of the Affected Party in respect of all or substantially all of the Affected Party’s assets;

(d)	a distress, execution or other legal process is taken or steps are taken to enforce any encumbrance over all or substantially all of the assets and/or undertaking of the Affected Party;

(e)	the Affected Party suffers any event analogous to any of (a) to (d) above in any jurisdiction.

“Intellectual Property Rights” means pending or registered patents, trademarks, service marks, trade names, registered and unregistered designs, trade or business names, copyright (including, but not limited to, rights in software) and any applications for any of the aforesaid, database rights, design rights, rights in confidential information, trade secrets, know-how and any other Intellectual Property Rights whatsoever irrespective of whether such Intellectual Property Rights have been registered or not which may subsist in any part of the world.

“Liabilities” means all liabilities, costs, expenses, penalties, damages, claims, awards, compensation, fines and losses.

“Migration Period” means the period of not more than (6) months during which 888 is required to provide Migration Services under the Migration Plan.

“Migration Plan” the plan agreed by the Parties and set out in Schedule 7 hereto for the migration of the Platform to an Alternative CIE Platform in accordance with clause 21 or on termination or expiry of this Agreement in accordance with clause 23.2(b), and including the Transition Performance Compensation.

“Migration Services” means the Services to be provided by 888 during the Migration Period as set out in the Migration Plan.

“Minimum Performance Criteria” means those minimum performance criteria for the Platform set out in Schedule 2.

“Month” shall mean a calendar Month.

“Net Gaming Revenue” shall have the meaning given to that term in Schedule 3.

“Non-Exclusivity Path” has the meaning set out in clause 17.1.

“Non-Unique Developments” means any bespoke developments requested from time to time by CIE which are neither Platform Compliance Developments nor Unique Developments.

“Payment Processing Account Services” means any account or facility service related to a credit card, debit card, online payment or equivalent processing service provided by 888, including processing of Returned Transactions.

“Payment Processing Fees” means any credit card, debit card, online payment or equivalent processing or transaction charge or fees payable by 888 (including charge, fees for Payment Processing Account Services) at cost plus 2% and the cost of any penalties payable by 888 at cost.

“Platform” means the online real money poker offering to be developed under this Agreement by 888 for use in the Territory comprising the 888 Software and the Equipment as more particularly set out in Schedule 2 (Specification).

“Platform Compliance Development” means any development necessary to keep the Platform in compliance with this Agreement and the Applicable Regulations from time to time.

“Platform Development Costs” means the Set Up Costs together with any costs paid by CIE to 888 in relation to the 888 Roadmap Team but for the avoidance of doubt shall not include any costs in relation to CIE Developments.

“Ready for Use” means the state of the Platform when it has passed all Acceptance Tests and is ready to be made available to End Users in a live environment.

“Returned Transactions” means all (a) charge-backs, including ‘preventative’ charge-backs (being amounts which 888 refrains from charging the End-Users in order to avoid anticipated charge-backs); (b) other amounts paid or refunded to End-Users, merchant banks, credit card issuers or other payment service providers as a result of abuse or fraud relating to credit cards or other payment methods, or in settlement of claims involving the allegation of such abuse or fraud; and (c) amounts which are otherwise uncollectible from (or reimbursed to) End-Users or their applicable payment service providers, whether as a result of being disputed or denied by End-Users or for any other reason.

“Roadmap” means the plan to be developed by the 888 Roadmap Team to outline the steps and resources needed to develop the American Poker Offering, the core components of which are set out at Schedule 4.

“Services” means the services set out at Schedule 1.

“Set Up Costs” means the sums to be paid by each Party in accordance with paragraph 2 of Schedule 3.

“Skin” means a collection of graphical images, sounds and software which can be applied so that the Platform presents poker games to End Users with a distinctive and unique look and feel.

“Specification” means the specifications for and required functionality of the Platform as set out in Schedule 2.

“Start Notice” means the notice given to 888 by CIE in writing requesting 888 to start developing the Platform.

“State Deployment” has the meaning set out in clause 2.3.

“Term” shall have the meaning given to it in clause 2 hereof.

“Territory” has the meaning set out in clause 2.3 hereof.

“Third Party Software” means the software programs forming part of or used in connection with the Platform and/or any Improvements and Developments which are proprietary to a third party.

“Training” means the training services set out in Schedule 1.

“Transition Performance Compensation” has the meaning set out in Schedule 7.

“Unique Developments” means any bespoke developments requested from time to time by CIE which at the date of their development are not generally available on other poker sites in the Territory.

“Unsuitable Entity” means a person or entity which is determined by a CIE Regulatory Body to be unsuitable for the purposes of being involved with (whether directly or indirectly) the provision of gambling and/or gambling related services, or a commercial partner of CIE or its Affiliates.

“Websites” means (i) the websites owned or operated by CIE or its Affiliates at the domains wsop.com and harrahsonline.com, and (ii) any US facing WSOP branded websites in the Territory; and (iii) any other websites embodying a Skin owned or operated by sub-licensees to which CIE had duly sublicensed the right to use the Platform in accordance with this Agreement.

“Year” means each period beginning on the Commencement Date up to and including the day before the anniversary of that date during the Term and each subsequent period of 12 continuous Months during the Term.

1.2	In this Agreement:

(a)	the recitals, Schedules and Annexures form part of this Agreement and references to this Agreement include the recitals, Schedules and Annexures;

(b)	references to recitals, clauses, Schedules and Annexures are to recitals and clauses of and Schedules and Annexures to this Agreement; references in a Schedule or Annex to paragraphs are to the paragraphs of that Schedule or Annex; and a reference to a clause or paragraph number is, unless otherwise specified, a reference to all its sub-clauses or sub-paragraphs;

(c)	words importing a gender include every gender and references to the singular include the plural and vice versa;

(d)	words denoting persons include individuals and bodies corporate, partnerships, unincorporated associations and other bodies (in each case, wherever resident and for whatever purpose) and vice versa;

(e)	references to this Agreement or any other document are to this Agreement or that document as in force for the time being and as amended, supplemented, varied, modified, renewed or replaced or extended from time to] time in accordance with the requirements of this Agreement or that document (as the case may be);

(f)	a reference to a statute or statutory provision shall unless otherwise stated be construed as including a reference to any subordinate legislation made from time to time under the statute or statutory provision whether before or after the Commencement Date;

(g)	a reference to a statute, statutory provision or any subordinate legislation shall unless otherwise stated be construed as including a reference to that statute, provision or subordinate legislation as in force at the Commencement Date and as from time to time modified or consolidated, superseded, re-enacted or replaced (whether with or without modification) after the Commencement Date;

(h)	references to “the Parties” shall, unless otherwise expressly stated, be construed as references to CIE and/or 888 and the term “Party” shall be construed accordingly; and

(i)	references to a Party shall, except where the context requires otherwise, include its successors in title and permitted assignees.

1.3	In this Agreement, the words “other”, “includes”, “including”, “for example” and “in particular” do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

1.4	If and to the extent of any inconsistency or conflict between any of the clauses, the Schedules, Annexures and any document otherwise attached or incorporated into this Agreement, the order of priority for the purposes of construction is, in descending order:

(a)	these terms and conditions;

(b)	the Schedules to this Agreement;

(c)	the Annexures to the Schedules; and

(d)	any other document incorporated by reference into this Agreement.

1.5	For the purposes of construction, an omission, whether deliberate or inadvertent, is not by itself to be construed as giving rise to a conflict.

2	COMMENCEMENT TERM AND TERRITORY

2.1	This Agreement shall commence immediately upon its execution and will continue in force (unless terminated pursuant to clause 21 or at law) unless extended by the Parties pursuant to clause 2.2 until a date which is five (5) years after the First Hand Date (the “Term”).

2.2	Unless earlier terminated in accordance with this Agreement, [***] before the end of the Term, the Parties will enter into good faith negotiations for [***] in order to determine whether or not the Term of this Agreement may be extended and, if so, the terms on which the Term of this Agreement may be extended.

2.3	The Parties accept that the territorial scope of this Agreement will depend to a great extent on changes in the law which are, at the date of this Agreement, uncertain. The Parties believe that the regulation of online poker is likely to take place in the USA, and that such regulation will either regulate online poker across the whole national jurisdiction or on a state-by-state basis. Consequently, the Territory of this Agreement will be determined by the type of regulatory approach that is adopted. However, for the purposes of this Agreement:

(a)	“Federal Deployment” means the deployment of the Platform across the whole of the United States of America, following the passing of United States federal legislation permitting such a deployment, whether or not individual states in the United States are permitted to “opt out” or otherwise prohibit such a deployment in individual states.

(b)	“State Deployment” means the deployment of the Platform in one or more states in the United States of America (Federal deployment and State Deployment are each referred to as a “Deployment”); and

(c)	“Territory” shall mean (in the case of a Federal Deployment), the United States of America and, (in the event of a State Deployment), all and any states in the United States of America which specifically authorize the offering of online poker games from time to time during the Term.

3	DEVELOPMENT OF THE ROADMAP

3.1	Forthwith, upon execution of this Agreement and with CIE’s written approval, 888 shall identify and/or hire three (3) suitable employees of 888 exclusively dedicated to comprise the 888 Roadmap Team.

3.2	The 888 Roadmap Team shall be a dedicated resource tasked with:

(a)	developing the Roadmap for the deployment of the Platform, including without limitation the features necessary for compliance with Applicable Regulations and certain new features, as set out in the Specification;

(b)	selecting the hardware on which the Platform will be hosted;

(c)	developing a training plan for the operation of the Platform and the development of training materials to enable CIE’s personnel to perform services the same as or similar to the Services and other functions which CIE may perform or which CIE may assume under this Agreement or otherwise; and

(d)	developing an acceptance testing plan for all testing required to comply with Regulatory Requirements and 888 Acceptance Tests.

3.3	888 shall, and shall procure that the 888 Roadmap Team shall be appropriately skilled and experienced to develop the Platform such that the features to be developed and included as an integral part of the Platform will be those set out in paragraph 6 of Schedule 2 (the “Basic Features”).

3.4	The Fees in respect of the 888 Roadmap Team shall be paid by CIE to 888 in accordance with paragraph 1 of Schedule 3.

3.5	888 shall provide the 888 Roadmap Team with office space, computer equipment and normal communications and office materials. However, any travel expenses, foreign accommodation and other actual out of pocket expenses incurred by the 888 Roadmap Team that are approved in advance in writing by CIE will be divided equally between the Parties, and 888 shall provide CIE with an itemised Monthly invoice, which CIE will settle within [***] of its receipt by CIE.

3.6	888 shall procure that the 888 Roadmap Team shall develop the Roadmap.

4	INITIAL DEVELOPMENT OF THE PLATFORM

4.1	In the event that a federal or state bill to legalise and regulate online poker receives all legislative approval to be enacted into law or if CIE reasonably believes that such a step is likely to occur based on publicly available information, CIE shall (a) notify 888 that CIE reasonably believes that legislative approval is likely to occur and such notice to set out reasonable grounds for CIE’s belief; and (b) have the right to issue a Start Notice to 888.

4.2	Upon issue of a Start Notice, 888 hereby agrees immediately to hire (and/or designate from its existing employees) the 888 Roadmap Team and, immediately after the preparation of the Roadmap by the 888 Roadmap Team, to commence the development work on the Platform in accordance with the Roadmap.

4.3	888 shall make its best efforts to complete the Platform and have it Ready for Use by the Completion Date.

4.4	Subject to clause 4.5, CIE shall use reasonable efforts to co-operate with 888 during 888’s development of the Platform such co-operation to include providing to 888 the following:

(a)	domain names for the Websites;

(b)	mock-ups of the game clients;

(c)	all materials, logos and other graphics necessary for the creation of CIE’s required ‘look and feel’ of the American Poker Offering; and

(d)	access to any application programming interfaces of CIE or its Affiliates or any other interface required to perform the development of the Platform which are intended to be used within the framework of the Platform and to any facilities of CIE or its Affiliates from which any of the Services are intended to be provided.

4.5	CIE’s co-operation with 888 during 888’s development of the Platform shall not include the following:

(a)	the hiring of additional employees by CIE to assist with the development of the Platform;

(b)	the payment of further fees (other than the Fees set out in this Agreement) to 888; and

(c)	the provision of development support for the Platform to 888.

5	888 OBLIGATIONS

5.1	In consideration of the Fees payable by CIE under this Agreement, 888 undertakes:

(a)	to bear its share of the Set Up Costs set out in paragraph 2 of Schedule 3, (if any), dependent upon the type of Deployment undertaken;

(b)	to develop the Platform in accordance with the Specification, the Roadmap, Applicable Regulations and Industry Best Practices;

(c)	to select the Equipment for the Platform which is of sufficient capacity to ensure that it is capable of meeting the criteria set out in paragraph 4 of Schedule 2;

(d)	to write any additional software required for the Platform to operate in accordance with the Specification and Applicable Regulations;

(e)	to ensure that the Platform passes the 888 Acceptance Tests;

(f)	to ensure that the Platform passes all and any tests and obtains all and any certifications imposed by any Applicable Regulatory Body from time to time;

(g)	to maintain the Platform in accordance with and in compliance with Applicable Regulations, the Specifications and Industry Best Practices and in so doing, develop and provide to CIE Platform Compliance Developments and answer, from time to time, any enquiries, requests for information, tests or audits imposed by any Applicable Regulatory Body;

(h)	to provide any Improvements to the Platform when they become available;

(i)	to use best efforts to develop CIE Developments and CIE Unique Developments (if and when ordered by CIE) in accordance with clause 11 and in compliance with the Specification;

(j)	to provide the Services in accordance with and in compliance with Applicable Regulations and Industry Best Practices provided that CIE may, at any time during the Term on [***] prior written notice to 888 and at all times subject to compliance with the Applicable Regulations, require 888 to not provide all of the Customer Support Services because CIE wishes to provide that part of the Services itself or wishes to engage a third party to provide that part of the Services and the Fees shall be adjusted in accordance with paragraph 4 of Schedule 3;

(k)	to use best efforts to migrate to the Platform all current ‘play-for-fun’ customers of CIE at WSOP.com, and continue to service those customers under the same conditions as will be provided to all other End Users of the Platform;

(l)	not to use any Equipment for any purpose other than satisfying its obligations under this agreement nor to allow the use of such equipment by or on behalf of any third party, save that 888 may do so in the circumstances contemplated in Schedule 3 paragraph 5.3 hereof once the costs due to CIE have been recouped in full.

(m)	[***];

(n)	represents and warrants that it shall obtain on behalf of CIE, and maintain during the Term, all Third Party Software licences required to operate the Platform, and pay all applicable licence and maintenance fees;

(o)	to provide training to CIE Representatives on operational features of the Platform that are necessary in order to enable CIE’s personnel to perform Services the same as or similar to the Services and other functions which CIE may perform or which CIE may assume under this Agreement following CIE’s notice to 888 of its election to assume such Services, such training to be provided at 888’s premises; should the extent of the training provided exceed [***] of the training normally provided by 888 to its own employees, then 888 shall charge CIE for the excess training at cost;

(p)	represents and warrants that it shall obtain, hold and maintain throughout the Term at its own expense all 888 Licences and obtain all approvals by the Gibraltar Regulatory Authority for any offering in the United States as required to perform its obligations under this Agreement;

(q)	represents and warrants that it shall obtain, hold and maintain throughout the Term all Intellectual Property Rights in the Platform (and all 888 Software comprised therein) as necessary to grant to CIE the rights granted under this Agreement;

(r)	represents and warrants that the Platform and the use by CIE and/or End Users of the Platform and 888 Software comprised therein do not and will not infringe the Intellectual Property Rights of any third party;

(s)

to ensure that the End-Users cannot interact on the same hardware platform or network infrastructure as the end-users of the other poker offerings of 888 or of 888’s White Label Partners, within the Territory, and 888 shall ensure that the American Poker Offering will not enjoy any shared liquidity with such other poker offerings, it being agreed, however, that where CIE has withdrawn the WSOP brand in accordance with clause 21.1 and 888 is operating the Platform under the “Harrah’s” brand according to clause 21.5, it shall be entitled to offer this brand on any other poker network operated by 888 for the purpose of enjoying shared liquidity with such network, subject to CIE’s approval of the specific network in question, such approval not to be unreasonably withheld or delayed;

(t)	to procure that its personnel comply with all applicable staff, contractors’ and other applicable requirements of CIE while on CIE’s premises; and

(u)	to comply with CIE’s marketing code attached hereto as Schedule 11 (if and when it becomes pertinent, and without derogating in any manner from CIE’s obligations in this Agreement concerning marketing of the American Poker Offering) and with other pertinent codes of practice or policies which may be issued by CIE to 888 from time to time during the Term, provided, however, that if any such code or policy (or any change to an existing code or policy) is likely to have adverse implications on 888, such code or policy (or change thereto) will not be applied to 888 before the Parties agree in good faith on the manner by which such adverse implications will be resolved.

6	CIE OBLIGATIONS

6.1	CIE shall:

(a)	pay the Fees for the 888 Roadmap Team as set out in paragraph 1 of Schedule 3 and any expenses incurred by the 888 Roadmap Team in accordance with the provisions of clause 3.5;

(b)	pay its share of the Set Up Costs as set out in paragraph 2 of Schedule 3, dependent upon the type of Deployment undertaken;

(c)	pay all other Fees in accordance with clause 13 and Schedule 3.

(d)	use all reasonable commercial endeavours to market and promote the Platform under the WSOP brand at its own cost and expense with the objective of maximising End-User acquisition, the traffic of End-Users to the Websites and the Net Gaming Revenue generated by them;

(e)	obtain, hold and maintain at its own expense throughout the Term all CIE Licences;

(f)	maintain the registration of the domain names of all Websites throughout the Term;

(g)	not engage in any illegal business practices in respect of the Websites or the American Poker Offering;

(h)	not engage in any form of cross marketing to End Users of the Platform from time to time for the purpose of enticing such End Users to play on any other real money poker platform, except to an Alternative CIE Platform; and

(i)	if CIE engages in any form of cross marketing to End Users to play on an Alternative CIE Platform, it shall notify 888 on a monthly basis of such cross marketing activities.

6.2	On or before the date that is [***] prior to the Completion Date, 888 shall notify CIE in writing of:

(a)	the cost for the purchase of the Equipment (including the cost of each server) needed for the Platform to meet the criteria set out at paragraph 4 of Schedule 2;

(b)	the full system architecture of the Equipment needed for the Platform to meet the criteria set out at paragraph 4 of Schedule 2,

and CIE shall, within [***] of receipt of such written notice, notify 888 whether or not CIE approves 888 to purchase such Equipment on CIE’s behalf.

6.3	If CIE notifies 888 that CIE does not approve of the purchase of the Equipment following 888’s notice provided pursuant to clause 6.2 then 888 shall provide to CIE a revised proposal for the purchase of the Equipment in accordance with clause 6.2(a) (“Revised Proposal”).

6.4	If CIE does not notify 888 that CIE approves or does not approve the purchase of the Equipment within [***] of 888’s notice period pursuant to clause 6.2 then CIE shall be deemed to have approved the purchase of such Equipment. CIE will reimburse 888 for the Cost of all Equipment approved or deemed to have been approved for purchase by CIE as aforesaid, including ongoing license and maintenance fees, immediately upon receiving 888’s invoice to that effect.

6.5	If CIE does not approve the purchase of the Equipment pursuant to clause 6.3 after 888 has provided a Revised Proposal, then CIE shall obtain any such Equipment not approved for purchase by 888, and 888 will not be liable for any delays in the Completion Date, nor for any failure of the Platform to comply with any regulatory requirements or Specifications nor its failure to pass the 888 Acceptances Tests nor for any future malfunction resulting from Equipment which CIE had not approved for purchase by 888 or which had not been purchased directly by CIE.

6.6	CIE shall obtain, hold and maintain at its own expense throughout the Term all rights in and to the CIE Brands and the trademarks and other Intellectual Property Rights in connection therewith, and represents and warrants such rights do not and will not infringe or conflict with the rights of any third party.

6.7	Subject to clause 6.8, CIE shall not, directly or indirectly, for the duration of the Term, license to any third party or allow the use by any third party of the CIE Brands for the purpose of (or in connection with) online real money poker services of any kind in the Territory, and will procure that its Affiliates refrain from providing any such license or allowing such use.

6.8	Clause 6.7 shall not prohibit or limit CIE from:

(a)	owning or operating other online poker offerings in the Territory based on brands other than the CIE Brands; or

(b)	licensing brands other than the CIE Brands to other operators of online poker offerings in the Territory;

[***].

6.9	CIE shall, within [***] of the Start Date, notify 888 in writing as to whether or not CIE requires the Payment Processing Account Services.

6.10	Upon the legislation regulating online gambling in the US being signed into law by the President of the United States, if a Federal Bill, or signed into law by the Governor of a state, if a State Law, or when, in the reasonable opinion of the Parties, such signing into law is imminent, the Parties agree to discuss in good faith each Party’s responsibilities and the details in relation to the Payment Processing Services. Without prejudice to clause 6.11, if CIE notify 888 that CIE require the Payment Processing Account Services then 888 shall provide the Payment Processing Account Services to CIE in accordance with this Agreement and in consideration of the payment of the Payment Processing Fees, it being agreed that if CIE does not require 888 to, and 888 subsequently does not, provide the Payment Processing Account Services to CIE, the financial audit rights granted to CIE in clause 34 shall be considered to have been granted to 888 and clause 34 shall be adjusted accordingly.

6.11	CIE shall further be solely responsible for paying out all bonuses, credits and other promotional amounts or perks granted to End-Users (including VIPs), whether monetary or tangible, and for covering all shortfalls or overlays between the guaranteed prizes and the total prize pools (if any) collected from participants of its ring-fenced guaranteed poker tournaments (including free-rolls) played on the Platform, and all such bonuses and overlays will not be deductible from the Net Gaming Revenue.

6.12	CIE will be solely responsible for all means and methods employed in its marketing and promotional activities and will do so using the CIE Brands. CIE shall use any 888 trademarks only to the extent necessary by Applicable Legislation or as otherwise agreed by 888 in advance. If and to the extent required by Applicable Legislation or by any Applicable Regulator, CIE will designate that the Platform is “powered by 888” or insert such other designation as may be required by such legislation or regulator. Such designation (if any) will be placed on the Websites in compliance with the current 888 brand guidelines, which shall be provided to CIE in writing by 888 from time to time.

6.13	CIE acknowledges that 888 shall not have any ‘FTD’ (first time depositors) commitment or any other customer acquisition marketing obligations whatsoever in the Territory.

6.14	CIE shall be responsible for all customer relationship management (CRM) and customer retention activities. The parties shall meet to agree in good faith and, in accordance with Change Procedure any additional services that 888 is requested to provide in support of CIE’s marketing or CRM activities and such additional services will be charged separately at Cost by 888, such Costs to be subject to CIE’s prior written approval.

7	LICENCE OF INTELLECTUAL PROPERTY

7.1	Platform Licence

888 hereby grants CIE a non-exclusive, revocable (if 888 terminates this Agreement in accordance with clause 22.4) licence to use, market and promote the Platform for the operation of poker games on a play-for-money and play-for-fun basis in the Territory for the duration of the Term, with the right to sub-license to third parties who licence Skins to CIE for running on the Platform.

7.2	Licence of Developments

888 hereby grants CIE a revocable (if 888 terminates this Agreement in accordance with clause 22.4) licence, to market and promote the 888 Software incorporated into the CIE Developments for the operation of poker games on a play-for-money and play-for-fun basis in the Territory for the duration of the Term, with the right to sub-license to third parties who licence Skins to CIE for running on the Platform.

7.3	In respect of Non-Unique Developments, the licence granted by 888 shall be exclusive to CIE:

(a)	for a period of [***] within the Territory (meaning that 888 will not make use of such Non-Unique Developments in its own home-brand poker offerings or those of any of its Affiliates or White Label Partners in the Territory during such period); and

(b)	for a period of [***] outside the Territory (meaning that 888 will not make use of such Non-Unique Developments in its own home-brand poker offerings or those of any of its Affiliates or White Label Partners in a territory outside the Territory during such period).

in each case such period commencing upon the first Commercial Use by CIE of the Non- Unique Development in question

7.4	In relation to CIE Unique Developments, the licence granted by 888 shall be exclusive to CIE:

(a)	for a period of [***] within the Territory; and

(b)	for a period of [***] outside the Territory.

in each case such period commencing on the date of the first Commercial Use of the CIE Development in question.

7.5	CIE hereby grants 888 and its Affiliates an exclusive, non-transferable license to use the CIE Brands for offering real money online poker in the Territory during the Term in accordance with this Agreement.

7.6	888 will use the CIE Brands in the style, colours and manner specified by CIE from time to time, and will not register any domain names, trademarks, service marks, designs or company names incorporating or materially similar to any of the CIE Brands.

8	DELIVERY OF PLATFORM

8.1	888 shall as soon as reasonably practicable after the Commencement Date, inform CIE of all Third Party Software to be obtained on behalf of CIE in connection with the Platform and any Equipment required to host the Platform.

8.2	888 shall use its best efforts to ensure that the Platform is Ready for Use by the Completion Date. The Parties agree that should regulatory requirements change in the course of the development period they shall assess the impact on the development timeline and discuss in good faith the prioritization between the CIE Developments requested to be included in the Platform and the Platform Compliance Developments needed to meet the updated regulatory requirements, taking into consideration 888’s resource allocation constraints.

8.3	888 shall deliver and install the Platform on the Equipment, using its best efforts to do so, on or before the Completion Date.

8.4	If 888 deliver and install the Platform on the Equipment on or before the Completion Date such that it is Ready For Use, CIE shall pay the Completion Bonus to 888.

9	TESTING

9.1	The 888 Roadmap Team shall deliver to the Parties, no later than [***] from the later of the Commencement Date or issue of a Start Notice pursuant to clause 4.1, proposed acceptance criteria and test data for the 888 Acceptance Tests for the Platform. These criteria and data shall be such as are reasonably required to show that the Platform (or parts thereof), as applicable, operate in accordance with and conforms to the Specification and Applicable Regulations. 888 shall provide the 888 Roadmap Team with all reasonable assistance to prepare such user acceptance criteria and test data. The Parties shall use best efforts to agree to the 888 Acceptance Tests criteria within [***] from the date of delivery.

9.2	No later than [***] prior to the Completion Date, 888 shall begin carrying out the 888 Acceptance Tests.

9.3	If the Platform or any part thereof fails to pass any of the 888 Acceptance Tests, 888 shall promptly remedy the defects and deficiencies at its sole cost and the relevant test(s) shall be repeated within a reasonable time.

9.4	If the Platform or any part thereof fails in any material respect to pass any repeated 888 Acceptance Tests within [***] from the date of its third submission to the 888 Acceptance Tests, then CIE may, by written notice to 888, choose at its sole discretion:

(a)	to fix (without prejudice to CIE’s other rights and remedies) a new date for carrying out further 888 Acceptance Tests on the Platform on the same terms and conditions. If the Platform fails such further tests then CIE may request a repeat test under this clause 9 or proceed under clause 9.4(b) or clause 9.4(c);

(b)	to accept the Platform subject to such change of acceptance criteria or amendment of the Specification; or

(c)	if 888 is unable to correct defects by the Completion Date, to reject the Platform as not being in conformity with the Agreement, in which event CIE may terminate this Agreement in accordance with clause 22.2(b) and 888 shall refund to CIE the 888 Roadmap Team fees and any Set Up Costs incurred by CIE under this Agreement.

9.5	Subject to any required ongoing or periodic testing required by an Applicable Regulatory Authority, Acceptance of the Platform shall have occurred on written notice by 888 that it had completed the 888 Acceptance Tests.

9.6	If:

(a)	the Platform is not Ready for Use;

(b)	CIE has obtained the CIE Licences;

(c)	a Federal Bill or State Law in California permitting and regulating online gambling has come into force (the “Regulations”); and

(d)	any one of the following entities: [***] has launched an online poker platform which has accepted real money bets in compliance with the Regulations (the “First Bet Date”) before CIE and there has been no material changes or amendments to the Regulations in the [***] preceding the First Bet Date, then 888 shall supply CIE with a Platform compliant with the Regulations and the Minimum Performance Criteria (it being acknowledged and agreed by CIE that in these circumstances only, such Platform will not need to comply fully with the Specification).

9.7	If 888 does not supply CIE with a Platform compliant with the Regulations and the Minimum Performance Criteria pursuant to clause 9.6:

[***].

10	STANDARD OF SOFTWARE

10.1	888 warrants, represents and undertakes that, after the Completion Date and throughout the Term, the Platform:

(a)	will be capable at all material times of performing the Minimum Performance Criteria;

(b)	will comply in all material respects with the Roadmap and the Specification;

(c)	will be free from material bugs and errors such as bugs and errors which result in recurring and consistent breakdowns or unavailability of the American Poker Offering or in abnormal and excessive winnings, dysfunction of the random number generator or similar malfunctions;

(d)	shall include industry-standard protection in order to reduce exposure to external attacks (including, but not limited to, virus, Trojans, worms and denial of service attacks); and

(e)	except as may otherwise be permitted by this Agreement, will not contain any code or ‘backdoor’ mechanism that permits the transfer of data from the Platform to 888;

10.2	888 shall ensure that, after the Completion Date and throughout the Term:

(a)	End User Data shall be protected from unauthorised use and/or access to an appropriate standard in accordance with Industry Best Practice;

(b)	communications relating to the Platform shall be encrypted to an appropriate standard in line with Industry Best Practice.

10.3	888 shall ensure that there is no bias in the 888 Software or Third Party Software, and that random selection emulates live situations, as required under Applicable Legislation. 888 represents, warrants and undertakes that the Platform has, at the date that it is Ready for Use, passed all applicable tests in relation to non-bias and random selection as required by 888 Applicable Regulations and/or required or recommended by a any Applicable Regulatory Body.

10.4	The warranties provided in clause 10.1 constitute the sole and exclusive warranties provided by 888 with regard to the Platform and CIE hereby waives and disclaims, to the fullest extent permitted by Applicable Legislation, all other warranties with respect to the Platform, either express or implied, of any kind.

11	IMPROVEMENTS AND POST DELIVERY DEVELOPMENTS

11.1	888 shall incorporate Improvements in the Platform when such Improvements become generally available to 888’s White Label Partners, at no cost to CIE. 888 shall further use reasonable efforts to make Improvements to the Platform during the Term in accordance with Industry Best Practices and on par with the features and functionalities of leading online poker platforms. All such improvements will be offered to CIE at no cost to CIE.

11.2	From time to time CIE may require 888 to develop any CIE Developments at CIE’s cost and subject to prior written agreement between the Parties. Such prior agreement shall include but not be limited to the specifications and cost of such development, the time-scale and testing.

11.3	From time to time, CIE may require 888 (at CIE’s cost) to develop and launch Skins including play for fun Skins for use on the Platform at CIE’s request, including without limitation for CIE and its Affiliates and third parties.

11.4	Where such a Skin is requested, CIE shall either license or obtain a licence for any relevant brands to be used in the visual appearance of the Skin.

11.5	The parties shall operate the Change Procedure set out in Schedule 9 for establishing whether to proceed with any particular CIE Development, and the cost and timetable for such developments.

11.6	888 shall ensure that Improvements and CIE Developments pass the applicable 888 Acceptance Tests prior to their deployment as part of the Platform, after which point they will be considered to be part of the Platform.

11.7	The parties acknowledge that in the future licensing regimes may permit the offering of casino-style games as an ancillary offering to the main poker function or on a standalone basis under a different brand (known collectively as “casino-in-poker” or “sidebar games” and referred to herein as “CIP”). To the extent that this is permitted, should CIE wish to include such CIP within its offering, then the CIP shall be considered to be part of the Platform and the terms and conditions of this Agreement shall apply accordingly, the revenues from which being treated as “Casino Bets” as that term is defined in Schedule 3.

11.8	The parties also acknowledge that in the future licensing regimes may permit the offering of on-line poker in some or all of the provinces of Canada (or indeed across the whole of Canada on a federal basis (“Canada Offering”). To the extent that this is permitted, should CIE wish to include a Canada Offering within its offering, then the parties will discuss such possibility in good faith and if subsequently 888 agrees to such inclusion—the Canada Offering will be considered part of the Platform and the terms and conditions of this Agreement shall apply accordingly (save in respect of clauses 5.1(m) and 17.2 hereof which will not apply in respect of any Canada Offering) as if each Province permitting online poker in Canada (or indeed in the case of a federal law, the whole of Canada) be treated as the same as a state in the case of a State Deployment.

12	WARRANTIES

12.1	Each Party represents, warrants and undertakes to the other Party that:

(a)	the entering by it into this Agreement and the performance thereof will not conflict with, or breach the terms, conditions or provisions of, or default under any other agreement or license to which it is a party and there is no action, suit or proceeding now pending or, to its knowledge, threatened by or against or affecting it which would substantially impair its right to carry on its business as contemplated herein or to enter into or perform its obligations under this Agreement, or which adversely affect its financial condition or operations;

(b)	this Agreement is executed by a duly authorised representative and once executed, constitutes a legal, valid and binding obligation on that Party;

(c)	none of its officers, directors, or employees shall be permitted to participate personally in any gaming offered on the Platform;

(d)	it shall not engage in any illegal business practices in respect of the Platform; and

(e)	it will take all reasonable steps to prevent the use of the Platform by minors.

13	FEES AND PAYMENT

13.1	In consideration for the obligations of 888 under this Agreement, CIE shall pay the Fees which shall consist of:

(a)	the relevant 888 Revenue Share set out in paragraph 3 of Schedule 3;

(b)	all Payment Processing Fees;

(c)	any fraud and risk management services, at Cost;

(d)	Charge Backs at Cost (to the extent that 888 suffers such cost);

(e)	CIE’s portion of the Set Up Costs;

(f)	the fees for the 888 Roadmap Team set out at paragraph 1 of Schedule 3;

(g)	all fees agreed in writing between the Parties for CIE Developments; and

(h)	the fees set out at paragraph 4.1(b) of Schedule 3 for second tier technical support in connection with the CassBo System in the event of assumption of first tier Customer Support Services by CIE.

13.2	Any services not set out in Schedule 1 and which are requested by CIE and provided by 888 shall be invoiced to CIE by 888 [***] in accordance with this clause 13.

13.3	Within [***] after the end of each Month, 888 shall provide CIE with a report of the Net Gaming Revenue achieved in respect of that Month and the CIE Revenue Share due to CIE. Following receipt of such report, 888 shall be permitted to submit an invoice in respect of the 888 Revenue Share for that Month.

13.4	In respect of any other Fees payable under this Agreement, 888 shall within [***] from the end of each Month, render an invoice in relation to the Fees due for ail services that were performed by 888 in such Month, whether on a recurring basis (such as Payment Processing Fees, fees for fraud and risk management services) or on a non-recurring basis (such as Set Up Fee, CIE Developments or other bespoke projects or services requested by CIE), to the extent actually performed during such Month as measured by appropriate timesheets or by other means as may be agreed by the Parties.

13.5	Where 888 is obliged to provide Payment Processing Account Services, 888 will set off the amounts due to it from the funds collected from End Users on CIE’s behalf. Where 888 is not required to provide Payment Processing Account Services, payment of invoices will be made by CIE in US dollars within [***] from the receipt by CIE of a valid invoice in accordance with this clause 13 to a bank account specified by 888 from time to time, without any offset by CIE other than for fees which may be owed by 888 to CIE on account of operational services provided or assumed by CIE, where the entitlement to such fees and their amount or rate are set out in this Agreement.

13.6	If CIE fails to pay any amount due and payable by it under or in connection with this Agreement, it shall, in addition to such amount and without derogating from any other remedies available to 888 under this Agreement and by law, be liable to pay 888 interest on such overdue amount from the due date until the date of actual payment at a rate of [***].

13.7	If CIE is required by law to make any deduction or withholding from any payment to 888, it shall do so and the sum due in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, 888 receives and retains (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and retained had no such deduction or withholding been required to be made.

13.8	If 888 obtains the benefit of any tax credit or other relief from taxation that results from any deductions or withholdings under clause 13.7 above and in the event that, as a result of the utilisation of that tax credit or relief, 888’s liability is less than it would have been but for the utilisation of the tax credit or relief, then 888 shall, within one (1) Month of the date on which the tax liability would have been due (but for the utilisation of the tax credit or relief), repay to CIE the amount (not exceeding the additional amount paid by CIE pursuant to clause 13.7) by which 888’s tax liability has been reduced as a result of the utilisation of such tax credit or relief.

13.9	The Parties acknowledge and agree that should 888 be considered an Unsuitable Entity by the CIE Regulator, CIE shall immediately cease use of the Platform and CIE shall not be required to pay any Fees for any period during which 888 is considered to be an Unsuitable Entity.

13.10	Each Party shall be solely liable for any tax, charge or levy imposed on it by the relevant authority in respect of the receipt of any sum due and payable under this Agreement or in relation to the gaming activity taking place on the Platform (including any Gaming Taxes, as defined in Schedule 3, which will be borne solely by CIE, subject to deduction from the Net Gaming Revenue formula). Accordingly, all amounts due and payable by either Party to the other Party hereunder are deemed inclusive of any tax, charge or levy which may be imposed on such payment, and neither Party shall be under any obligation to increase such payment in the event such tax becomes applicable. The parties will discuss ways in which they can mitigate the effects of taxes and charges under this Agreement, though neither party shall be obliged to change its position to effect any such mitigation.

14	OWNERSHIP OF IP

14.1	The Parties agree that, except as expressly provided, this Agreement does not transfer the ownership of, or create any licences in any Intellectual Property Rights in the Platform or CIE Developments.

14.2	All Intellectual Property Rights in the Platform as currently used by 888 shall remain the property of 888 and/or its licensors. For the avoidance of doubt it is expressly agreed by the Parties that, notwithstanding anything in this Agreement to the contrary, all Intellectual Property Rights in any systems, documents, instructions, databases, information, designs, specifications, formulae, test results, software, inventions, tooling, display equipment or other material or products supplied, acquired or created by 888 which relate to its business processes generally or which are pre-existing, or background, or non-bespoke Intellectual Property Rights that belong to 888 or are licensed to 888 by a third party, shall remain with 888 or 888’s licensor.

14.3	All Intellectual Property Rights and title to the CIE Developments (including but not limited to the rights in relation to the underlying technology and coding of such CIE Developments) will vest in 888 save that any Intellectual Property Rights in relation to the branding and visual look and feel of the CIE Developments will vest in CIE or its licensors as appropriate.

14.4	All Intellectual Property Rights in any materials, information, documentation or products supplied by CIE to 888 shall remain the exclusive property of CIE and such items shall be used only as authorised by CIE in writing.

14.5	Any rights granted by either Party to use or exploit any of the other Party’s Intellectual Property Rights will terminate immediately upon the termination or expiry of this Agreement.

15	INTELLECTUAL PROPERTY INDEMNITY

15.1	Each Party shall defend, indemnify and hold the other Party and its Affiliates, and each of those entities’ respective officers, directors, members, managers, partners, principals, licensees, employees and representatives harmless from and against all actions, claims, judgments, losses, damages, fines, penalties, costs, expenses or any other liabilities (including court costs and reasonable attorney’s fees) arising out of or related in any way to:

(a)	in the case of 888: any claim that the Platform, the 888 Software or any of 888’s Improvements, and or the Services provided under this Agreement infringe the Intellectual Property Rights of a third party;

(b)	in the case of CIE: any claim that Unique Developments ordered by CIE, the CIE Brands and associated trademarks, the materials used by CIE in its advertising of the American Poker Offering, or any Services which performance is assumed by CIE, infringe the Intellectual Property Rights of a third party.

15.2	Should either Party become the subject of a claim for infringement of any Intellectual Property Right of any third party), the allegedly infringing Party shall, at its own discretion and on the basis of reasonable commercial considerations, select one of the following remedies:

(a)	procure for the other Party, at no cost to the other Party, the right to continue to use the infringing marks, materials, software products or services, as the case may be (the “Infringing Products”), on terms reasonably similar to the terms set out in this Agreement; or

(b)	remove the Infringing Products or replace or modify the Infringing Products in a manner which makes their use non-infringing.

To avoid doubt, this clause 15.2 will not apply in the event that the alleged infringement arose, in whole or in part, from the unauthorized modification, in any way or form, of any component of the Infringing Products by the other Party.

16	GENERAL INDEMNITY

16.1.	Each Party shall defend, indemnify and hold the other Party and its Affiliate, and each of those entities respective officers, directors, members, managers, partners, principals, licensees, employees and representatives harmless from and against all actions, claims judgments, losses, damages, fines, penalties, costs, expenses or any other liabilities (including court costs and reasonable attorney’s fees) arising out of or related in any way to a third party claim for:

(a)	Death or injury to persons arising out of a Party’s negligent acts or omissions;

(b)	the acts or omissions of a Party’s subcontractors, suppliers or service providers acting on such Party’s behalf in the performance of its services or other obligations under this Agreement (“Subcontractors”);

(c)	Damage to personal property arising out of a Party’s or its Subcontractors’ negligent acts or omissions;

(d)	Breach by a Party of any representations, warranties, covenants or conditions made in this Agreement;

(e)	Any claim arising out of a Party’s or its Subcontractors’ negligent acts or omissions in performing under this Agreement;

16.2	In relation to any claim for indemnification under clauses 15.1 or 16.1 above:

(a)	the injured Party shall notify the infringing Party of such claim as soon as reasonably practicable after it becomes aware of the claim; and

(b)	the infringing Party will elect whether or not to defend the claim in accordance with clause 16.3 or 16.4 below.

16.3	The infringing Party may elect, by giving notice within fourteen (14) days following receipt of the notice to be given in accordance with clause 16.2 or, if earlier, within seven (7) days prior to the first date when a response to the claim is due, to assume overall control and conduct of the defence and settlement of the claim, in which case:

(a)	the infringing Party will, at its own expense, defend the claim and have control of the conduct of the defence and settlement of the claim;

(b)	the injured Party shall not prejudice the infringing Party’s defence of such claim, including by making any settlement or compromise of the claim or agreeing to any matter in its conduct which may affect the amount of the liability without the prior consent of the infringing Party; and

(c)	the injured Party shall, at the infringing Party’s cost, give the infringing Party all reasonable assistance with such claim.

16.4	If the infringing Party does not elect to defend the claim or does not, following such election, actively defend the claim, then:

(a)	the injured Party will have the right to defend or settle the claim in the manner it considers appropriate, at the cost of the infringing Party (including in respect of any losses for which the infringing Party is liable pursuant to the indemnity and legal costs); and

(b)	the infringing Party will give, at the injured Party’s request, all reasonable assistance in connection with the conduct of the defence and settlement of the claim at the cost of the infringing Party.

17	NO EXCLUSIVITY TO CIE

17.1	Subject to clause 17.2 and 5.1(m), 888 shall be entitled either to offer the Platform directly to End Users in the Territory or to license the Platform to third parties so that they may offer the Platform to End Users (“Non-Exclusivity Path”).

17.2	The exercise of the Non-Exclusivity Path by 888 is expressly subject to the following restrictions and conditions:

(a)	the exclusivity periods in relation to CIE Developments set out in clause 7.2;

(b)	888 shall only be entitled to offer the Platform in those parts of the Territory in which (i) CIE shall already have begun to operate pursuant to this Agreement, or (ii) where 888 has made the Platform available to CIE;

(c)	[***]; and

(d)	The re-imbursement by 888 to CIE of the Platform Development Costs in line with the formulae appearing in paragraph 5 of Schedule 3.

18	LIABILITY

18.1	Neither Party excludes or limits its liability under this Agreement for:

(a)	fraud or fraudulent misrepresentation;

(b)	liability under the indemnities at clause 15 and 16 for third party claims, subject to the injured Party’s compliance with the conditions set out in clause 16.2;

(c)	breach of clause 20 (Confidentiality);

(d)	any liability which cannot lawfully be excluded or limited.

18.2	Subject to clause 18.1 each Party excludes and limits its liability under this Agreement, whether such liability arises in contract, tort (including, without limitation, negligence) or otherwise to,

  [***].

18.3	[***].

19	INSURANCE

19.1	888 shall take out and maintain throughout the Term full and effective insurance covering the risks and under such terms as required by CIE and set out in Schedule 6 hereto.

19.2	Failure to maintain the insurance required in accordance with the terms in this clause 19 and Schedule 6 will constitute a material breach, which shall be considered remediable on giving [***] notice to cure, except where a claim has arisen in a period where the insurance coverage was not available, in which case the breach shall be deemed irremediable (or unless the liability is actually satisfied by 888).

19.3	By requiring the insurance as set out in this clause 19, CIE does not represent that coverage and limits will necessarily be adequate to protect 888, and such coverage and limits shall not be deemed as a limitation on 888’s liability under the indemnities provided to CIE in this Agreement, or any other provision of the Agreement.

20	CONFIDENTIALITY

20.1	For the purposes of each Party’s obligations under this clause 20, “Confidential Information” means all information of a confidential nature in any form whatsoever, whether or not marked as confidential, disclosed to the other Party (“Receiving Party”) by or on behalf of the disclosing Party (“Disclosing Party”) including, but not limited to, the business, financial and/or technical affairs of the Disclosing Party.

20.2	Each Party undertakes to the other:

(a)	to keep confidential all Confidential Information;

(b)	not without the other Party’s prior written consent to disclose the Confidential Information in whole or in part to any other person save those of its directors, employees, agents or professional advisers involved in the implementation of this Agreement and provided in all cases that they have a need to know the same; and

(c)	to use the Confidential Information solely in connection with the exercise or enjoyment of rights and/or the performance of obligations under this Agreement and not otherwise for its own benefit or the benefit of any third party.

20.3	The provisions of clause 20.2 shall not apply to the whole or any part of the Confidential Information that can be shown by the Receiving Party to be:

(a)	known to the Receiving Party prior to the date of this Agreement otherwise than as a result of being obtained directly or indirectly from the Disclosing Party;

(b)	obtained from a third party who lawfully possessed such Confidential Information and which has not been obtained in breach of a duty of confidence owed to the Disclosing Party by any reason; or

(c)	in the public domain in the form in which it is possessed by the Disclosing Party other than as a result of a breach of a duty of confidence owed to the Disclosing Party by any person.

20.4	It shall not be a breach of clause 20.2 for the Receiving Party to disclose the Disclosing Party’s Confidential Information as required by law, court order, or any regulatory body to whom the Receiving Party is subject, provided that the Receiving Party shall take reasonable steps to protect the confidential nature of such information and shall inform the Disclosing Party of the disclosure prior to the disclosure.

20.5	Without prejudice to the generality of this clause 20, each Party further undertakes to the other to make all relevant directors, employees, agents and professional advisers aware of the confidentiality of the Confidential Information pursuant to the provisions of this clause 20 and to use its reasonable efforts to ensure compliance by, and remains fully responsible for the actions of its directors, employees, agents and professional advisers with the provisions of this clause 20.

20.6	Except as required by law or the requirements of any stock exchange or other regulatory body to which a Party is subject, neither Party shall make or procure or permit any other person to make any press or other public announcement concerning any aspect (including, without limitation, the existence) of this Agreement without first obtaining the written consent of the other Party to the text of that announcement.

20.7	The provisions of this clause 20 shall survive termination of this Agreement.

21	ALTERNATIVE CIE PLATFORM

[***]

[***].

22	TERMINATION

22.1	In the event that Enabling Legislation has not been passed and brought into effect within [***] from the Commencement Date, each Party shall have the right to terminate the Agreement for convenience by written notice to the other at any time before the end of the Term and prior to the passage of such Enabling Legislation and neither Party shall have any Claim, demand nor liability toward the other.

22.2	CIE may, by giving written notice to 888, terminate this Agreement forthwith:

(a)	if 888 commits a material breach of any of the provisions of this Agreement, which breach is not remedied within [***] of written notice of the breach;

(b)	if 888 commits a material breach of any of the provisions of this Agreement which is not capable of being remedied;

(c)	if 888 is affected by an Insolvency Event;

(d)	in accordance with clause 26 (Force Majeure);

(e)	in accordance with clause 9 (Testing);

(f)	if 888 undergoes a Change of Control the result of which is either (i) that 888 becomes controlled by a 888 Competitor or by a CIE Competitor or (ii) that CIE can reasonably demonstrate that either (a) the Change of Control will result or has resulted in a material degradation of 888’s ability to perform its obligations under this Agreement or (b) that CIE is likely to suffer material damage to its reputation, then CIE shall have the right to terminate this Agreement provided it issues 888 a termination notice within [***] commencing on the date on which 888 first notifies CIE of the contemplated Change of Control. In the event that CIE does not exercise its termination right referred to in the previous sentence or fails for any reason to respond to 888’s notice within said [***] period then the Agreement shall continue in force for the duration of the Term. In the event of termination by CIE as set out in this clause, 888 shall continue to provide the services under this Agreement until the later of (1) [***] from the date that CIE provides notice of termination to 888 or (2) the consummation of the Change of Control transaction.

If CIE issues a notice of termination in anticipation of a transaction that will result in a Change of Control in accordance with sub-clause (f) above, and such transaction is not consummated for any reason, then (a) 888 must notify CIE as soon as possible in writing that the Change of Control transaction has been abandoned or terminated and (b) CIE will have [***] after the date of such notice from 888 to notify 888 that either (x) the previous termination continues to be applicable or (y) the previous termination notice is null and void in which latter case the Agreement shall remain in full force and effect without change.

(g)	If this Agreement is not approved in whole or in part, by any CIE Regulatory Body;

(h)	If 888 should become an Unsuitable Entity; or

(i)	if at any time CIE, acting in good faith determines in its sole discretion that its association with 888 (including 888’s Affiliates) is likely to violate any laws, statutes or regulations governing a gaming license of one of CIE’s Affiliates, (such termination being without any further liability to CIE); provided, however, that in the case of a proposed termination hereunder, and provided that CIE’s compliance committee has determined that the circumstances do not require immediate termination, the parties will discuss (without legal obligation) whether steps can be taken to permit the parties to continue this Agreement;

22.3	CIE may, by giving written notice to 888, terminate this Agreement forthwith in whole or at its option in relation to a particular part of the Territory if 888 should fail to obtain any license deemed by any CIE Regulatory Body to be necessary in order that it may perform its obligations in this Agreement in that part of the Territory or if, once so licensed, fails to maintain such license, (such termination being without any further liability to CIE).

22.4	888 may, by giving written notice to CIE, terminate this Agreement forthwith:

(a)	if CIE commits a material breach of any of the provisions of this Agreement, which breach is not remedied within [***] of written notice of the breach;

(b)	if CIE commits a material breach of any of the provisions of this Agreement which is not capable of being remedied;

(c)	if CIE is affected by an Insolvency Event;

(d)	in accordance with clause 26.4 (Force Majeure);

(e)	if this Agreement is not approved in whole or in part by any 888 Regulatory Body;

(f)	[***].

22.5	Either Party’s right to terminate as a result of breach by the other Party as set out in this clause does not prejudice or limit the rights of the injured Party to claim such damages as it may have suffered as a result of such breach.

23	CONSEQUENCES OF TERMINATION

23.1	If this Agreement terminates in accordance with clause 21.3, CIE shall reimburse 888 for all (i) Set Up Costs that 888 has incurred, less the aggregate amount of the 888 Revenue Share paid under Schedule 3; and (ii) Costs that 888 has incurred up to the date of termination in obtaining certifications or licenses as an online gambling technology and services provider and continuously meeting its licence requirements for the following states: New Jersey, California and, if this has already occurred, the first other US State in which 888 is called forward for a suitability investigation (provided always that CIE shall not be obliged to reimburse any Costs incurred by 888 in relation to licences or certifications or suitability investigations in the State of Nevada or in any other state for which 888 was already in possession of certifications or licences at the time CIE first requested to deploy the Platform in such state).

23.2	Upon expiry or earlier termination of this Agreement:

(a)	all rights and obligations of the Parties shall cease forthwith except where it is expressly stated otherwise in this Agreement, save that the termination or expiry of this Agreement shall not affect any rights or obligations of either Party which may have accrued prior to such termination or expiry;

(b)	888 shall provide the Migration Services in accordance with Schedule 7 provided that 888 shall not be obliged to provide the Migration Services where 888 has terminated the Agreement:

(a)	in accordance with clause 22.4(a) for material breach and such material breach by CIE is failure to pay any part of the 888 Revenue Share due and payable under this Agreement to 888; or

(b)	in accordance with clause 22.4(c); and

(c)	[***].

(d)	[***].

24	CUSTOMER DATA

24.1	CIE shall be the sole and exclusive owner of all the rights in End User Data.

24.2	Nevertheless, CIE recognizes that 888 needs to have constant access to all End-User Data in the course of performing its obligations under the Agreement and providing the American Poker Offering to the End-Users. 888 shall use the End-User Data only for the purposes of (a) providing the American Poker Offering, and (b) to fulfil its obligations towards CIE hereunder, all strictly in accordance with the purposes for which it was provided by the End-Users and in accordance with Applicable Legislation, including applicable data protection and privacy policies, directives and legislation.

24.3	On account of the sensitivity, importance and confidential nature of the End-User Data, CIE hereby agrees that any End-User Data that may come into its possession during the Term shall be held in a fashion which protects its security and confidentiality at least as effectively and strictly as those measures applied by Applicable Regulations.

24.4	Both Parties shall keep the End-User Data confidential and shall not disclose the End- User Data to any third Party other than (i) in accordance with a data disclosure agreement with the End-Users solely for the purpose of providing the American Poker Offering and fulfilling the disclosing Party’s obligations under this Agreement or (ii) if the disclosing Party is legally required to do so pursuant to any Applicable Legislation, in which case it shall immediately notify the other Party of any such required disclosure, and if requested by the other Party, cooperate with the other Party in obtaining protective orders against such disclosure.

24.5	888 shall archive and maintain all End-User Data for a minimum period of six (6) years from the date the information was collected or received by it, or for the period required by Applicable Legislation, and thereafter as long as 888 is required to provide the American Poker Offering hereunder.

24.6	No later than five (5) Business Days prior to the date of effective termination for any reason, 888 shall deliver to CIE a copy of all End-User Data in its possession (subject to Applicable Legislation and 888 Policies). Thereafter, CIE shall have the exclusive right to use the End-User Data in any manner and in its sole discretion, and the right of 888 to use the End-User Data pursuant to the terms of this Agreement shall expire, except for its archiving and safekeeping as set forth above.

24.7	CIE warrants and undertakes that it shall obtain a written consent from all End-Users of sufficient breadth to allow 888 to migrate all End-User Data to an Alternative CIE Platform and to allow CIE to process such data and use such data after termination without requiring any further permission from the End-Users, all subject to and strictly in accordance with (i) the purposes for which it was provided by the End-Users; (ii) Applicable Legislation, including applicable data protection and privacy directives and regulation, and (Hi) any requirements or restrictions imposed by any Applicable Regulatory Body or other third parties.

25	NON-SOLICITATION

During the Term of the Agreement and for a period of [***] after its expiration or termination for any reason neither Party shall solicit any person who is employed by the other Party to become an employee of that party whether on a full-time or part-time basis, or encourage any such employee to leave such employment. Furthermore, neither Party shall, during the Term and for [***] after its expiration or termination for any reason, hire any employee who is at that time or was during the past [***] employed by the other Party, regardless of how such employee came to be hired, without the other Party’s prior written consent, which consent will not be unreasonably withheld or delayed.

26	FORCE MAJEURE

26.1	Subject to clause 26.2, no Party shall be liable for any failure to perform, or delay in performing, any of its obligations if and to the extent that the failure or delay is caused by a Force Majeure Event. The time for performance of an obligation which is affected by a Force Majeure Event shall be extended by a period which reflects the delay caused by the Force Majeure Event.

26.2	A Party shall only be entitled to claim relief under clause 26.1 in respect of a Force Majeure Event if it:

(a)	promptly gives notice to the other of its wish to claim relief under clause 26.1 together with details of the Force Majeure Event, including the Party’s estimate of its duration, the way in which and extent to which the Party considers that the performance of its obligations is likely to be affected and any action that the affected Party proposes to take to mitigate the effect of the Force Majeure Event;

(b)	updates the information provided under clause 26.2(a) regularly throughout the period during which the performance of its obligations is affected; and

(c)	both parties take such reasonable steps as are within their power to minimise the effects of the Force Majeure Event on the performance of its obligations and resumes full performance as soon as reasonably possible.

26.3	For the avoidance of doubt, if under clause 26.1 888 is relieved from performing any obligation, it shall not be entitled to payment for the performance of that obligation in respect of the period for which relief is obtained, or the performance of its obligations under this clause 26.

26.4	If the Force Majeure Event prevails for a continuous period in excess of [***] after the date on which the Force Majeure Event begins, either Party shall be entitled to terminate this Agreement by giving at least [***] written notice to the other Party.

27	NOTICES

27.1	Any notices to be served on either of the Parties by the other shall be in writing and sent by pre-paid or registered post to the address of the other Party as set out at the beginning of this Agreement or such other address as is notified in writing by that Party from time to time or by facsimile transmission or email marked for the attention of a senior representative of that Party.

27.2	Such notice shall be deemed to have been received by the addressee within five (5) Business Days of posting or forty eight (48) hours if sent by facsimile transmission or email where sent to the correct address facsimile number or email address of the addressee and where applicable evidence of posting and/or transmission is retained.

28	ASSIGNMENT

28.1	Neither Party may assign its rights under this Agreement other than as permitted in clause 28.2.

28.2	Either Party may assign its rights under this Agreement to one of its Affiliates provided that it obtains the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed). However, any such assignment shall only have effect for so long as said Affiliate remains an Affiliate of the Party and in the event that such Affiliate shall cease to be an Affiliate of the Party, the benefit of the Agreement shall be re-assigned either to the original assignor or to another Affiliate of that Party for which prior approval has been obtained.

29	WAIVER

29.1	Any failure by either Party to exercise or delay in exercising any rights, powers or remedies in this Agreement will not operate as a waiver of CIE’s rights, powers or remedies or prevent any further exercise of them.

29.2	The rights, powers and remedies provided by this Agreement are cumulative and, subject as otherwise provided in this Agreement, are not exclusive of any rights, powers and remedies provided by law.

30	SEVERANCE

Notwithstanding that the whole or any part of any provision of this Agreement may prove to be illegal or unenforceable the other provisions of this Agreement and the remainder of the provision in question shall remain in full force and effect, and the Parties shall replace such illegal or unenforceable provision with a provision which is legal and enforceable and which will reflect to the greatest extent possible the intention of the Parties hereunder.

31	FURTHER ASSURANCE

Each Party shall from time to time (both during the term of this Agreement and after) do all such acts and execute all such documents as may be reasonably necessary in order to give effect to the provisions of this Agreement.

32	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts (which may be facsimile copies), but shall not take effect until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all counterparts together shall constitute a single agreement.

33	COSTS AND EXPENSES

Each Party shall pay its own costs and expenses in connection with the negotiation, preparation and execution of this Agreement.

34	FINANCIAL AUDIT

34.1	CIE shall have the right, exercisable not more than [***] in any calendar year (or such number of times as may be required by Applicable Legislation or by any CIE Regulatory Body), and subject to receipt by 888 of reasonable written notice of not less than [***], to require 888 to commission a detailed report from [***] accounting firms (which is not acting, at that time, as 888’s regular external auditors) in order to validate that the payments required to be made by CIE to 888, had been properly calculated and/or paid.

34.2	In effecting the audit, 888 shall provide the external auditors with all the information and documents required to determine, as the case may be, the Fees due to 888 and the share of Net Gaming Revenue due to each Party, and the report issued by such external auditors shall include a detailed calculation of such 888 Revenue Share and Fees and CIE Revenue Share for the relevant period. For the avoidance of doubt, any information disclosed by 888 to the external auditors during the course of the audit shall be Confidential Information and shall not be disclosed to CIE, other than the final report summarizing the auditors’ findings.

34.3	If any underpayment to CIE or overpayment to 888 in the amount of [***] or more is disclosed by an audit, the actual and reasonable costs of that audit shall be borne by 888, and otherwise shall be borne by CIE. The results of the audit shall be binding on the Parties and the overpaid Party shall promptly pay the underpaid Party any amounts due in accordance with the audit results.

34.4	The above notwithstanding and as set out in clause 6.10 above, if CIE does not require 888 to provide the Payment Processing Account Services and; performs them by itself, CIE shall be considered to have granted the audit rights above to 888 rather than the other way around, and this clause 34 shall be inverted accordingly.

35	OPERATIONAL AUDIT

35.1	CIE, or its authorized representatives (that are not competitors of 888 or its subcontractors in the IT market with respect to the provision of services similar to the Services) shall have the right, at any time (but not more than twice during any calendar year or such number of times as may be required by Applicable Legislation or by any CIE Regulatory Body) and with reasonable notice, to perform an operational and/or security assessment with respect to 888’s performance hereunder.

35.2	888 shall grant CIE and its representatives reasonable access all facilities and all books, records and other documents of 888 and its subcontractors as they relate to this Agreement, and as they may be required in order for CIE to ascertain any facts relative to 888’s performance hereunder, provided however that the Parties shall endeavour to arrange such assistance in such a way that it does not interfere with 888’s ongoing conduct of its business. 888 shall provide CIE, or its authorized representatives, such information and assistance as requested in order to perform such assessments.

35.3	If any assessment reveals a material inadequacy or deficiency in 888’s performance, the cost of such assessment shall be borne by 888 and otherwise shall be borne by CIE. 888 shall use reasonable efforts to incorporate these audit provisions into any agreement into which it enters with any subcontractor providing services under this Agreement so that CIE’s rights hereunder are not diminished or compromised. For the avoidance of doubt, any information disclosed to CIE during the course of any operational or security assessment shall be Confidential Information.

36	DISPUTE ESCALATION

Without prejudice to either Party’s right to seek interim or interlocutory relief in the courts the Parties shall use their best efforts to negotiate in good faith and settle amicably any dispute that may arise out of or relate to this Agreement (or its construction, validity or termination) (a “Dispute”). If a Dispute cannot be settled through negotiations by appropriate representatives of each of the Parties, either Party may give to the other a notice in writing (a “Dispute Notice”). Within [***] of the Dispute Notice being given the Parties shall each refer the Dispute to the senior representatives nominated by the Chief Executive Office (or equivalent) of each Party who shall meet in order to attempt to resolve the dispute. If the Dispute is not settled by Agreement in writing between the Parties within [***] of the Dispute Notice it shall be resolved in accordance with clause 37.

37	ARBITRATION

37.1	Subject to clause 37.3, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, or the legal relationships established by this Agreement, shall be referred to and finally resolved by arbitration under the ICDR Rules of the American Arbitration Association in force at the date of this Agreement, which rules are deemed to be incorporated by reference into this clause.

37.2	The Parties agree that:

(a)	the tribunal shall consist of one arbitrator to be appointed by the Parties;

(b)	if, within [***] of service of written notice by either Party requesting agreement to the appointment of an arbitrator or arbitrators, the Parties have failed to reach agreement, the appointing authority shall be the American Arbitration Association who shall appoint an arbitrator from the ICDR Panel for arbitration of international disputes;

(c)	all procedural and evidential matters shall be as agreed between the Parties or, in default of agreement, as determined by the Arbitral Tribunal;

(d)	the place or legal seat of the arbitration shall be Nevada;

(e)	the language of the arbitration shall be English; and

(f)	the arbitrators’ decision shall be final and neither Party shall have the right to appeal, save as permitted under the Federal Arbitration Act (9 U.S.C. Section 1 et seq).

37.3	Nothing in this clause shall be construed as prohibiting any Party from applying to a court for interim equitable relief with or without prior written notice to all Parties. Any such application, or an application to a court for the implementation of any such measures ordered by an Arbitral Tribunal, shall not be deemed to be an infringement or waiver of the arbitration agreement and shall not affect the relevant powers reserved to the Arbitral Tribunal.

38	CHANGE PROCEDURE

38.1	No amendment or variation to this Agreement or to its Schedules shall be effective unless the change is:

(a)	in writing, expressly stated to amend the Agreement or the Schedules to this Agreement, as the case may be;

(b)	signed by an authorised signatory of each Party; and

(c)	if relating to the Specifications, the Basic Features, the CIE Developments or other technical components—made in accordance with the provisions of the Change Procedure as set out in Schedule 9.

39	SURVIVORSHIP

The provisions of this Agreement which are expressly or impliedly intended to survive the termination or expiry of this Agreement shall survive such termination or expiry including, without limitation, clauses 15(Intellectual Property Indemnity); 16(General Indemnity); 18(Liability); 19(Insurance); 20(Confidentiality); 23(Consequences of Termination); 24(Customer Data); 25(Non-solicitation); 27(Notices); 34(Financial Audit); 39(Survivorship) and 40(Governing Law and Jurisdiction).

40	GOVERNING LAW AND JURISDICTION

40.1	Subject always to clause 37 hereof, this Agreement and any dispute or claim arising out of or in connection with it (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the State of Nevada.

40.2	The Parties hereby each submit to the jurisdiction of the federal courts of the United States, sitting in the state of Nevada.

IN WITNESS of which the Parties have signed this agreement on the date set out above.

SCHEDULE 1

The Services

1	GENERAL SERVICES

1.1	888 shall provide bandwidth, hosting and monitoring, technical support, infrastructure, security, development and platform maintenance for all the Services within the Platform including but not limited to:

(a)	Customer Support Services;

(b)	Payment Processing Account Services (*);

(c)	Fraud & Risk Management Services (*);

(d)	Marketing-Related Services (*) including but not limited to CRM executive, retention execution, poker game operations (defining tournaments, cash games, new promotions);

(e)	VIP Services;

(f)	Push Chat Services;

(g)	Technical Operations (Day-to-Day Platform Management Services)—meaning the day to day management of the entire Platform and all the services running under that Platform;

(h)	Infrastructure Maintenance and Support Services; and

(i)	Server and Application Monitoring Services and upkeep of machines included but not limited to (infrastructure, network, hardware patches, security).

(Collectively: the “Services”)

1.2	For avoidance of doubt, the Services denoted by an asterisk (namely Payment Processing Account Services, Fraud & Risk Management Services and Marketing—Related Services) will be charged separately and in addition to the 888 Revenue Share. Accordingly:

(a)	Payment Processing Services will be charged in accordance with clause 13(b) of the Agreement;

(b)	Fraud & Risk Management Services will be charged at Cost, pursuant to clause 13(c) of the Agreement;

(c)	Marketing-Related Services will be charged at Cost, but excluding the Cost of any 888 personnel that are not exclusively dedicated to CIE’s CRM activities as per CIE’s request.

1.3	The supply of any other service not listed among the Services above will be discussed in good faith and require the written approval of both Parties in advance in accordance with clause 38.1 of the Agreement.

2	TRAINING

2.1	If and to the extent CIE will assume the performance of any of the Services under this Agreement instead of 888, 888 shall provide training on all operational aspects of the Platform, all Improvements provided by 888 and in each case all 888 Software therein to such of CIEs and/or its Affiliates’ personnel as requested by CIE at a time reasonably agreed between the Parties, including, but without limitation:

(a)	Ability to run reports;

(b)	Back office management of customer services;

(c)	Execution of marketing / customer relationship management;

(d)	Poker tournament management;

(e)	Risk and payment processing queues through CassBo;

(f)	VIP Services;

(g)	Poker Operations; and

(h)	Marketing Operations.

3	CUSTOMER SUPPORT SERVICES

3.1	888 shall provide phone, live-chat and email customer support services 24 hours a day / 7 days a week in accordance with the following service levels:

(a)	Phone calls:	[***];

(b)	Inbound chat:	[***];

(c)	Emails:	[***].

APPENDIX “A”

TO SCHEDULE 1

Service Level Agreement

1.	Definitions

The following terms shall have the meanings given below. Capitalized terms used herein but not specifically defined shall have the meanings attributed to such terms in the Agreement.

“Baseline Load” means up to [***] Concurrent Cash Game End-Users, up to [***] Concurrent Tournament End-Users and up to [***] For-Fun End-Users playing on the Platform at any given time.

“Business Day” means Monday through Friday, excluding public holidays in the US.

“Critical Defect” means the Platform is non-functional or a major portion of the Platform is essentially unusable, and this Defect affects [***] or more of the concurrent End-Users using (or attempting to use) the Platform at that time.

“Defect Category” means the categorization of a Defect as a Critical, Major, Medium Level or Low Level Defect.

“Initial Response” means a response provided by the support personnel of 888 that does not necessarily include a workaround or a solution of the Defect.

“Major Defect” means the Platform is partially usable, but front-end service-affecting functions, features or elements (such as downloading of game clients, entrance to registration page, use of cashier, etc) are seriously affected, and this Defect affects [***] or more of the concurrent End-Users using (or attempting to use) the Platform at that time.

“Medium Level Defect” means (i) any front-end or service-affecting incidents having medium impact; (ii) inquiries regarding the abnormal behaviour of a specific End-User while betting; or (iii) End-User inquiries which cannot be solved by the reasonable efforts of CIE’s support personnel.

“Low Level Defect” means (i) minor service-affecting incidents; (ii) incidents (of any severity) that are not service-affecting (such as back-end functions or admin tools used for affiliate management, monitoring marketing campaigns, etc), or (iii) general questions or information requests by CIE;

“SLA” means this Service Level Agreement.

“Support Services” means the detection, classification, notification, recording, reporting, monitoring and temporary and permanent resolution of Defects in accordance with this SLA, and the measurement of the outages resulting from such Defects.

“Workaround” means actions and procedures which circumvent or overcome the impact of a Defect and whilst Workarounds may not provide a final and full solution to the Defect. Workarounds shall, at all times, comply with the Applicable Regulations.

2.	Supply of Support Services

2.1.	888 hereby undertakes to supply the Support Services to CIE in compliance with all provisions of the Agreement and with applicable professional and industry standards, in order to maintain the Platform operational and to enable the End-Users of CIE and its Skins to play the Platforms at all times throughout the Term of the Agreement.

2.2.	888 will appoint a Support Services manager, who shall have the following roles and responsibilities:

2.2.1.	act as the single point of contact for all issues concerning Support Services.

2.2.2.	be responsible for providing status reports of open service tickets and for following up on open issues.

2.2.3.	in case the Support Services manager cannot provide the required information or assistance, he or she will ensure that another proficient employee or officer from among 888’s personnel will provide such service.

2.3.	888 will operate a help-desk, which will receive all Defect reports and service calls. The help-desk may be contacted by telephone or by e-mail, as follows:

1st tier contact—office hours Monday to Friday 8am-6pm (GMT):

Telephone:        +972-73-2888222

Email address:    CIESupport@888holdings.com

2nd tier contact—outside the office hours set out above

Telephone:        +972-73-2888222

Email address:    noc@888holdings.com

2.4.	The help-desk will be available 24 hours a day, 365 days a year, for providing Support Services for Critical and Major Defects. All other Support Services will be available on Business Days, 8:00 a.m. through 18:00 p.m. GMT, though CIE may request such Support Services to be provided outside those hours subject to agreement between the parties as to the costs for providing such services.

2.5.	There will at all times be an appropriately qualified support specialist on call at the help-desk to deal with Critical and Major Defects.

2.6.	If 888 detect a Defect, 888 shall notify CIE of the Defect and CIE may invoke the Support Services in accordance with paragraph 3 below.

3.	Invoking Support Services

3.1.	Upon detection of any Defect in the Platform, CIE shall contact 888’s help-desk by telephone or e-mail, or any other agreed communication format notified in advance by CIE, using the contact details set out in paragraph 2.3 above.

3.2.	CIE shall provide the help-desk with a report of the Defect, including its determination of whether it is a Critical, Major, Medium Level or Low Level Defect, and any additional information available to CIE and reasonably requested by the specialist on call, including, without limitation, the circumstances in which the Defect arose and the time CIE first became aware of it.

3.3.	Upon receipt of such report, the specialist on call shall:

3.3.1.	log the Defect to a dedicated system, to which all Defects are to be logged;

3.3.2.	assign to the report one of the Defect Categories, as determined by CIE; and

3.3.3.	continuously monitor the status of the report and send daily status reports to CIE for all outstanding Defects.

3.4.	888’s dedicated system for logging Defects:

3.4.1.	will include all relevant information, such as the identity of the person reporting the Defect, the Defect Category, the time the Defect occurred, the time the Defect is opened in 888’s system and any other information that may be useful to CIE in tracking the handling of each Defect;

3.4.2.	will include all actions taken and decision made with regard to the handling of a Defect, including the time the action or decision is made;

3.4.3.	will enable CIE to view the status of each Defect and the manner in which it is being handled through the web interface to be provided as part of the Platform.

3.5.	CIE’s IT/support teams may escalate Defects from Low Level to Medium Level at any time at their discretion.

4.	Defect Resolution

4.1.	No Defect shall be considered resolved unless CIE has confirmed, in writing, that it is solved.

4.2.	The following Workaround and resolution times shall apply:

Defect Category	Initial Response	Workaround	Final Solution

Critical	[***]	[***]	[***]

Defect Category	Initial Response	Workaround	Final Solution

Major	[***]	[***]	[***]

Medium Level	[***]	[***]	[***]

Low Level	[***]	[***]	[***]

5.	Minimum Service Level Targets & Measurement

5.1.	Without derogating from 888’s obligation to resolve all Defects within the timeframes set out in clause 4.2 above, 888 shall maintain an availability of [***] with respect to the Platform, excluding only (i) planned outages, which planned outages may not exceed [***] of the minutes per month, (ii) outages resulting from Force Majeure events, as set forth in clause 26 of the Agreement, and (iii) outages ordered by any Applicable Regulatory Body, unless such order is a direct result of 888’s breach of its obligations or warranties under this Agreement or of any Applicable Regulations.

5.2.	Defects which 888 shows to have resulted from use of the Platform by a number of concurrent End-Users exceeding the Baseline Load will not be counted toward the availability target as set forth above.

5.3.	888 and CIE will actively monitor all Defects and record the related outage length and impact. Those records will be exchanged and compared by 888’s Support Service manager and CIE’s relevant officer, and discrepancies will be discussed on a monthly basis in order to find mutual agreement in good faith on the actual impact and length of outages.

5.4.	The formula used to calculate the availability of the Platform per month in percent is:

[***]

6.	Planned & Unplanned Outages

6.1.	By default, planned outages will be scheduled outside peak hours and communicated to CIE at least [***] prior to the beginning of the planned outage. Peak hours are defined to be those full hours where the amount of active End- Users is above [***] of the average daily peak value for the previous calendar month. When an outage of more than 1 hour is expected, a reminder notification mail will be sent the day before the actual event.

6.2.	Notwithstanding the above, in the event of unplanned emergency maintenance, 888 will notify CIE immediately upon becoming aware of the need for the performance of such maintenance.

6.3.	Planned outages that exceed the value set forth in paragraph 5.1 above will be counted as unplanned outages. Furthermore, for the purpose of calculating the level of availability achieved in any month, planned outages that took place with less than the agreed notice period as set forth in paragraph 6.1 above will be regarded as unplanned outages. Overrun of planned outages will also be regarded as unplanned outages.

7.	Services Free of Charge

All Support Services to be provided under this SLA shall be provided to CIE, as applicable, free of charge and free of any other costs and expenses, and 888 shall not be entitled to reimbursement of expenses of any kind.

SCHEDULE 2

Specification

1	GENERAL OPERATIONAL FEATURES

The 888 Roadmap Team shall decide the general (and subsequently—detailed) operational features and functions of the Platform, subject to Applicable Regulations and to the basic requirements set out in paragraph 2 of this Schedule 2.

2	BASIC REQUIREMENTS

2.1	The Platform shall comprise a complete independent system with supporting infrastructure for the provision of online poker in the Territory, at least to such a standard currently used by 888 in respect of its own business, and shall include as a minimum the following:

(a)	Back End Application;

(b)	Content Management System;

(c)	User Account Manager;

(d)	Player Account (including, without limitation, industry standard security features);

(e)	Back Office infrastructure (including, without limitation, customer service capabilities, marketing tools, fraud and collusion monitoring);

(f)	Reporting and analytic tools (including, without limitation, reporting of key performance indicators, financial reporting and compliance reporting);

(g)	Marketing affiliate system; and

(h)	Payment processing system.

For avoidance of doubt, the Platform will not include the Websites, which will be developed, hosted and maintained throughout the Term by CIE at its sole expense.

2.2	The Parties acknowledge that as at the Commencement Date, a detailed specification for the Platform has not yet been agreed, but will form one of the tasks of the 888 Roadmap Team, which shall use its best efforts to document a detailed specification for the Platform within [***] of the Commencement Date.

2.3	The detailed specification for the Platform to be agreed in accordance with paragraph 2.2 shall include, without limitation, detailed information in relation to:

(a)	Reporting requirements;

(b)	Analytic functions; and

(c)	Software infrastructure.

3	MINIMUM FUNCTIONALITY

3.1	The Platform must be a separate system operating as a network for the playing of multiplayer poker which is not connected to any other system created or operated by 888 having:

(a)	its own network rules and policies; and

(b)	its own liquidity pool of End Users;

3.2	The implications of interacting with CIE’s own back office and affiliate management and financial payment systems will be explored by the 888 Roadmap Team.

4	MINIMUM PERFORMANCE CRITERIA

4.1	Federal Deployment

In the event of a Federal Deployment (in the US or in the US and Canada together, but not in Canada alone) the Platform will, as a minimum, support the levels of Concurrent Cash Game End-Users, Concurrent Tournament End-Users, Concurrent for Fun End- Users Daily Deposits, Daily Deposits Value, Daily Withdrawals and Daily Withdrawal Value as set out in the table below:

Daily Withdrawal Value	$	[***]

Daily Deposit Value	$	[***]

Daily Deposits		[***]

Daily Withdrawals		[***]

Concurrent Cash Game End-Users		[***]

Concurrent Tournament End-Users		[***]

Concurrent For Fun End-Users		[***]

4.2	State Deployment

In the event of a State Deployment, the 888 Roadmap Team shall propose the levels of Concurrent Cash Game End-Users, Concurrent Tournament End-Users, Concurrent for Fun End-Users Daily Deposits Daily Deposit Value Daily Withdrawals and Daily Withdrawal Value on a State by State basis (the “Individual State Level”).

Each Individual State Level will have to be approved by both Parties within [***] from the 888 Roadmap Team submitting such Individual State Level for approval. In the event a Party has not specifically objected to the various levels within this period, the relevant Individual State Level shall be deemed approved.

If either Party objects to the Individual State Level proposed for the Platform by the 888 Roadmap Team, the following shall apply:

•	In case of a State Deployment in California—[***] of the Minimum Performance Criteria for a Federal Deployment as stated above;

•

In case of a State Deployment in one or more of [***] states in the US (includes [***])—[***] of the Minimum Performance Criteria for a Federal Deployment, provided, however, that if two or more of such states will be allowed to share liquidity (i.e. the End-Users from such states will be allowed to play together on the same Platform), the Individual State Level for the Platform will be [***] of the Minimum Performance Criteria for a Federal Deployment multiplied by the number of states sharing liquidity, up to a maximum of [***].

•	In case of a State Deployment in [***] will apply beyond the current capabilities of the 888 Software.

5	BACK-END APPLICATION

The Back End Application means all services required to allow the effective functioning of the Platform including, without limitation, the provision of hardware and software for registration and ID verification facilities for End Users, payment facilities for receiving stakes and paying out winnings and other account functions, the downloading and operation of poker games, instructions and help pages for End Users, security systems to reduce exposure to viral or denial of service attacks and hacking, recovery back up and restoration services in case of critical failure of hardware or software, internet bandwidth sufficient to allow effective play and communication according to the minimum performance criteria above, back office accounting and data capture and processing, and customer account management (including telephone help lines).

6	BASIC FEATURES

The basic features which are not currently existent in the 888 Software and which will be developed as an integral part of the Platform will comprise (and be limited to) the following:

(a)	step tournament tickets

(b)	Mac client

(c)	lobby redesign (limited to non-material changes)

(d)	refer/invite a friend

(e)	VIP tier changes (limited to reconfiguration of VIP criteria)

(the “Basic Features”)

SCHEDULE 3

Costs and Fees

1	888 ROADMAP TEAM EMPLOYMENT COSTS

[***].

2	SET UP COSTS

[***].

[***].

3	REVENUE SHARE

3.1	In this Agreement, Net Gaming Revenue defined as [***].

3.2	Subject to the adjustments provided in paragraph 3.1 of this Schedule 3, the 888 Revenue Share shall be as follows:

(a)	To the extent that Monthly Poker Net Gaming Revenue is below [***], a share of [***];

(b)	To the extent that Monthly CIP Net Gaming Revenue is below [***], a share of [***];

(c)	To the extent that Monthly Poker Net Gaming Revenue exceed [***], a share of [***] on the Monthly Poker Net Gaming Revenue up to [***] (inclusive) and a share of [***] on the remainder of the Monthly Poker Net Gaming Revenue exceeding [***]; and

(d)	To the extent that the Monthly CIP Net Gaming Revenue exceeds [***], a share of [***] on the Monthly Net Gaming Revenue up to [***] (inclusive) and a share of [***] on the remainder of the Monthly Net Gaming Revenue exceeding [***]; and

[***].

4	FEE ADJUSTMENTS

4.1	In the event CIE assumes the Customer Support Services in accordance with clause 5.1(j), the following shall apply:

(a)	If such assumption occurs, CIE shall immediately pay all costs incurred by 888 in connection with the set up of such Services in the Territory that, at the date of the assumption, have not been paid by CIE under the Agreement; and

(b)	CIE shall additionally pay US [***] per annum (commencing on the date of assumption of such services) in consideration of 888 providing 2nd Tier technical support in connection with the CassBo System;

(c)	from the effective date of the assumption and until the third anniversary of the Agreement, the first [***] tranche of share of revenue, as applicable, will be reduced by [***] (i.e. from [***] (for poker) and [***] (for CIP) to [***] and [***] respectively); and

(d)	from the third anniversary of this Agreement and until the end of the Term, the first [***] tranche of share of revenue, as applicable, will be reduced by [***] (from [***] (for poker) and [***] (for CIP) to [***] and [***]).

5	REIMBURSEMENT OF PLATFORM DEVELOPMENT COSTS

5.1	Subject to paragraphs 5.2 and 5.3 below, in the event that 888 exercises the Non-Exclusivity Path in accordance with clause 17 of the Agreement, 888 shall reimburse CIE the Set-Up Costs which had actually been borne by CIE up to such date through the following mechanisms:

(a)	if the exercise of the Non-Exclusivity Path takes place within the first [***] after the Completion Date, then 888 will reimburse CIE the Set-Up Costs it had borne by effecting a reduction in the 888 Revenue Share, so that, for the remainder of the period until the end of the [***] after the Completion Date, the percentage share of Net Gaming Revenue to which 888 is entitled under paragraphs 3.2(a) or 3.2(b) of this Schedule for the first [***] tranche, as applicable, shall be reduced by [***], from [***] to [***] (for poker) and from [***] to [***] (for CIP); and

(b)	if the exercise of the Non-Exclusivity Path takes place after the first [***] following the Completion Date or if, following the exercise of the right under paragraph (a) above, a portion of the Set-Up Costs CIE has borne still remains to be reimbursed, then the balance of such Set-Up Costs will be recouped by a reduction in the percentage share of the first [***] tranche of the 888 Revenue Share under paragraphs 3.2(a) or 3.2(b) of this Schedule, as applicable, from [***] (for poker) and [***] (CIP) to [***] for both poker and CIP;

until such time as the Set-Up Costs borne by CIE are effectively repaid to CIE in full, at which point the original shares of Net Gaming Revenue between the Parties shall be re-applied.

5.2	Should the Set-Up Cost borne by CIE exceed US [***] then both sub- clauses (a) and (b) of paragraph 5.1 above will be applied simultaneously and cumulatively (meaning the 888 Revenue Share percentage for the first [***] tranche, as applicable, will be reduced to [***], until the excess over US [***] is recouped by CIE, after which only the relevant sub-clause of paragraph 5.1 above will continue to apply until the remainder of the amount below US [***] is recouped in full.

5.3	Should 888 exercise the Non-Exclusivity Path in favour of a CIE Competitor, then instead of the mechanisms set out at paragraph 5.1 above, 888 shall repay the Set-Up Costs borne by CIE from any 888 Revenue Share payments due to 888 following the First Hand Date, until such costs are recouped by CIE in full.

6	COMPLETION BONUS

[***].

[***].

SCHEDULE 4

Roadmap

The Roadmap to be created by the 888 Roadmap Team, shall cover at least the following matters:

•	The hardware and infrastructure necessary to provide the Platform (both for a Federal and State by State Deployment);

•	The changes needed to the 888 Software to operate within a Federal or State by State Deployment;

•	The changes needed to the 888 Software to ensure that it is compliant with Applicable Regulations;

•	Developing a training plan for the operation of the functions and services relating to the Platform;

•	Developing an acceptance testing plan for all testing required to comply with Regulatory Requirements and 888 Acceptance Tests; and

•	A project plan including tracking and delivery dates.

SCHEDULE 5

CIE Competitors

For the purposes of this Agreement, an organisation shall be considered a CIE Competitor if:

a)	it operates an online poker network in the Territory with a [***] website as its primary URL.

b)	it is a United States based “brick and mortar” operation competing in a market within a [***] radius of a Caesars Entertainment Corporation property.

SCHEDULE 6

INSURANCE

888 will maintain at all times during the term of the Agreement, insurance for claims which may arise from, or in connection with, services performed / products furnished by 888, its agents, representatives, employees or subcontractors, with coverage at least as broad and with limits of liability not less than those stated below.

Technology Errors & Omissions Insurance

•	Limits:

•	As of the Effective Date of the Agreement, coverage shall equal or exceed the equivalent of USD [***] each claim and USD [***] annual aggregate limit;

•

Not later than the date CIE is awarded its first online gambling license in the US, coverage shall equal or exceed the equivalent of USD [***] each claim and USD [***] annual aggregate limit. This [***] increase in policy limit shall be dedicated solely for use for CIE related claims and shall contain a provision that such limit will recognize any prior erosion of underlying limits, regardless of being related to CIE related claims or not. CIE shall reimburse 888 for the incremental cost (to a maximum of [***] ) associated with increasing the limits from [***] to [***];

•

Coverage for damages and claims expense arising from the Acts, Errors, or Omissions of 888, and 888’s employees or independent contractors related to all products and services of 888 including, but not limited to, the operation, design, or hosting of a website or content posted on the internet.

•	Coverage territory must include claims arising from or brought against 888 in the United States of America.

•	Includes coverage for network security / data privacy claims including notification and forensics expenses.

•

Coverage for intellectual property infringement including, but not limited to, claims arising out of the actual or alleged infringement of copyright, trademark, trade name, trade dress, service mark, service name, or software code.

•	Coverage for liability arising from the failure to protect or the loss or disclosure of private / confidential information no matter how the loss occurs.

•

Coverage for failure to prevent denial of service, unauthorized access to, unauthorized use of, tampering with or the introduction of malicious or damaging code into firmware, data, software, systems or networks.

•

Includes personal injury coverage for injury other than bodily injury, including, but not limited to, mental or emotional distress or humiliation, invasion of privacy, misappropriation of name/likeness, false light, and public disclosure of private facts.

•	Coverage must be kept in force for at least [***] after termination of this Agreement or an extended reporting period option of at least [***] must be purchased.

Evidence of Insurance: Before the effective date of this Agreement, immediately upon the renewal or replacement of any policy required above, and upon request, 888 shall provide Caesars Interactive Entertainment, Inc. (CIE) with a certificate of insurance in accordance with the foregoing and referencing the services/products to be provided. Such certificate shall be delivered to CIE and also in electronic format to Ins Certs@caesars.com.

888’s broker/intermediary shall also provide at least [***] prior written notice of cancellation or material change in coverage to CIE.

General Terms: All policies of insurance shall 1) have a minimum A.M. Best rating of A VIII, and 2) provide for a waiver of subrogation in favor of CIE where allowable by the policy provisions, and 3) includes under the definition of “insured” any agent or independent contractor of 888 or its subsidiaries, including distributors, licensees and sub-licensees, but only while acting on behalf, at the direction or under the control of 888 or its subsidiaries.

Indemnity to Principals. 888’s insurance policies shall contain a full ‘indemnity to principal’ clause which shall protect the interests of CIE.

Failure to Maintain Insurance. Failure to maintain the insurance required in this section, following prior written notice and the lapse of the relevant cure period under the Agreement will constitute a material breach and may result in termination of this Agreement at CIE’s option.

Representation of Insurance. By requiring the insurance as set out in this section, CIE does not represent that coverage and limits will necessarily be adequate to protect 888, and such coverage and limits shall not be deemed as a limitation on 888’s liability under the indemnities provided to CIE in this Agreement, or any other provision of the Agreement.

SCHEDULE 7

Migration Plan

1	Following termination of the Agreement, however so arising (except as set out in clause 23.2(b) of the Agreement), and/or in the event CIE decides to migrate the Platform to an Alternative CIE Platform, 888 shall, in accordance with its obligations in the Agreement, to the extent technically controlled by 888 at the outset of the migration period, and when required, contingent upon approval of any and all relevant authorities, and during the Migration Period:

(i)	post a notification including any hyperlink, that will be defined by CIE, of the migration on the poker game clients; and

(ii)	transfer the End User Data to CIE as set out in Appendix A using the following procedure:

(a)	888 will provide CIE with such information relating to End User Data as set out in Appendix A;

(b)	888 will compile all existing End User Data and ensure that such End User Data is supplied in a database format (such as SQL or Oracle) and encrypted as appropriate;

(c)	888 shall, within [***] of the Commencement Date, send CIE the specification for the database format referred to in paragraph 1(ii)(b) of this Schedule 7.

(d)	888 will arrange for the End User Data to be transferred to CIE at a time that is convenient for CIE following the commencement of the Migration Period;

(e)	888 shall beta test the migration process prior to the actual migration of End User Data, in order to ensure that the End User Data is in the industry standard file format referred to in paragraph 1(ii)(b) of this Schedule 7.

(iii)	transfer End User’s account balance to the extent owned or controlled by 888 and subject to the End Users executing a waiver and release in favour of 888 (such waiver and release to be agreed with CIE);

(iv)	transfer of information concerning bonuses that had previously been granted to End User but which are cashable after considering which bonuses are not vested at the beginning of the Migration Period (due to not having qualified for the minimum wagering requirements), and thus not redeemable in cash;

(v)	transfer all information concerning loyalty points that had previously been granted to End User but which at the commencement of the Migration Period had not yet become fully vested and thus not redeemable in cash;

(collectively: the “Migration Services”)

2	888 shall perform the Migration Services in an ordered and timely fashion (and in accordance with the instructions of CIE) so as to reduce disruption to CIE’s provision of online gambling to End Users through the period in which 888 ceases to provide the Services and CIE commences the operation of the Alternative CIE Platform.

3	To avoid doubt, during the Migration Period all terms and conditions of the Agreement shall remain in full force and effect, including each Party’s entitlement to the 888 Revenue Share or CIE Revenue Share, as applicable, and all other Fees and payments due under the Agreement.

4	Personnel—888 shall appoint 888 Personnel with the necessary skill and expertise to be able to perform the Migration Services in accordance with the terms and obligations under the Agreement.

5	Transition Performance Compensation—the Migration Services will be charged by 888 at Cost. Furthermore, the Parties have agreed that 888 shall be entitled to additional compensation for performing the Migration Services (above and beyond 888’s Costs), such compensation to be in CIE’s absolute discretion.

6	Additional Migration Services—should CIE request 888 to provide any additional services during the Migration Period beyond the Migration Services listed in paragraph 1 above, such additional services will be reviewed and agreed by the Parties in good faith at that time, and in any event charged by 888 [***].

Appendix A

End User Data

The End User Data to be provided by 888 will comprise the following items, to the extent held by 888 (or such other items as may be required to be provided pursuant to Applicable Regulations or by a CIE Regulatory Body):

(1)	End User Data

End User Data shall include (without limitation to the generality of the definition) at least the following data fields:

Unique ID

First name, last name, address, address 2, city, state, country, zip or postcode, phone 1, phone 2, email, secret question, secret answer, one-way encrypted MD5 user password, account status, player balance.

(2)	KYC

•	All the KYC responses from the KYC and Age providers set out in the following data fields:

Unique id, document type, attachments

And

Unique id, provider where age and ID was done, response

(3)	Transactional history

A detailed list of all deposits, withdrawals, and cleared bonuses set out in the following data fields:

Unique id, transaction date, amount, currency, payment method ID

(4)	Payment methods

A full list of all payment methods used on the system set out in the following data fields:

Payment method ID, payment type, payment number (and to the extent technically controlled by 888 at the outset of the migration period, and when required, contingent upon approval of any and all relevant authorities), expiry date, date registered.

(5)	Platform History

Files with all the game play history for all games for all products offered by 888 in aggregated form as is stored in the DWH system in 888, or in non-aggregated form going back as far as readily available or as required by a regulatory authority

SCHEDULE 8

CIE Brands

The Harrah’s Trademark (to be used pursuant to clause 21.2 hereof)

SCHEDULE 9

Change Procedure

1	GENERAL

1.1	This procedure describes 888 upload standards to Production.

1.2	The Change Advisory Board (CAB) deliberates all planned production change requests for the upcoming week. The result of this deliberation is then documented in the Change Management system.

1.3	The CAB takes place on a weekly basis (last day of the Israeli work week, usually Thursday, at 9:30, Room: 3000)

1.4	All relevant people should attend the CAB (specifically, technical owner / PM).

1.5	This document will also describe the handling of exceptions to the CAB.

1.6	The Director of IT Operations is responsible for holding the CAB and approving changes.

2	PURPOSE

2.1	This procedure describes 888 upload standards to Production and lists the requirements for submitting a new change request to the CAB.

2.2	The CAB forum:

(a)	Prioritizes and synchronizes between the submitted Change Requests (CRs)

(b)	Accepts or rejects risk levels of the different CRs

(c)	Coordinates notifications

2.3	This process reduces downtime, improves Platform stability and allows all parties to take part in the change process. Furthermore, the process is designed to allow tracking of changes in the production environment.

3	REQUIREMENTS

3.1	Upload Window

(i)	Standard uploads:

•	Sunday—Wednesday: 9:00AM – 17:00PM (IL Time).

•	Thursday: 9:00AM – 12:00PM (IL Time).

(ii)	Risky Uploads (uploads involving elevated risk of downtime):

•	Sunday—Wednesday: 5:00AM – 11:00AM (IL Time).

(iii)	In cases where there is a signed SLA agreement involved—the upload will take place according to the SLA window.

(iv)	All required material for an upload must be submitted by 11:00AM on the upload date (unless stated otherwise in the CAB).

(v)	Any required upload outside the above windows will be considered as an exception and should be handled accordingly (as described below).

(vi)	Sundays uploads will be approved in case no high risk / attention / support is needed from GIB operations. Any exception will require the approval of the relevant Operation manager in GIB.

(vii)	At the Commencement Date, the Upload Window is defined by reference to Israeli time but, once the American Poker Offering is launched, the actual times of the Upload Windows will be modified by agreement between the parties to reflect the most opportune time to perform such uploads or changes based upon Eastern Standard Time.

3.2	Change Request Components

(a)	Change Request

(i)	All requests should be submitted via a Change Request (CR) in the Change Management system by Wednesday 14:00 before the CAB (Http://servicedesk/CAisd/pdmweb.exe)

(ii)	The CR should specify the following details:

•	Change description.

•	Required Date.

•	Technical owner.

•	Risk description.

•	Relevant documentation (Release Notes/Scripts/Etc.)

(iii)	Domains which are not under Change management process:

•	DWH

•	Patch management—patches are updated automatically on scheduled time.

(b)	Testing

(i)	Testing should confirm that the new CR was tested / will be tested until the requested upload time.

(ii)	Testing will specify any critical bugs that were found / will perform STP review.

(iii)	Testing should confirm that they will perform Post Production tests after the upload of CR.

(c)	SLS

(i)	In case SLS support is required, an approval from an SLS TL is required.

(d)	Documentation

(i)	For new projects—a system specification needs to be completed prior to the upload time.

(ii)	For updates of existing systems -release notes should be attached to the CR

(e)	Rollback

(i)	Rollback plan should be in place for every upload (only when rollback is simple, such as file swap, may this plan be omitted).

(ii)	Rollback scripts should be supplied along with the regular scripts

(iii)	If no rollback is possible, this should be clearly stated in the CR or CAB.

(f)	Open Issues

(i)	Any open issues should be specified in the CR.

(ii)	Any open issues should be reviewed in the CAB meeting

4	EXCEPTIONS

4.1	General

(a)	Exception requests will include all requests that were not approved by the CAB.

(b)	Exception requests can be submitted due to the following:

(i)	Critical Bug or problem in production.

(ii)	Urgent operational requirements

(iii)	Production failure.

(c)	Note: forgotten/delayed request will not be considered as exceptions. They should be delayed until the next CAB or approved by the following approval process

4.2	Approval Process

(a)	An Exception request must fulfill all of the requirements of a regular CR (including submitting a Change Management CR).

(b)	The CR priority should be set to “Urgent”.

(c)	Exception CR must be approved by:

(i)	Urgent Uploads (Bug Fix, Production failure/Etc):

•	System Engineering Group Manager (for the technical aspects).

•	IT Operations Group Manager

•	When the risk is considered high (unplanned downtime or high probability of downtime, B2B SLA downtime violation, major release) CIO approval as well.

(ii)	Forgotten / Delayed Uploads:

•	Requires approvals from the relevant SVP and the CIO.

Appendix A—production changes during non-working hours

5	GENERAL

5.1	This part will describe the procedure when making production changes during non-working hours.

5.2	An Exception request must fulfill all of the requirements of a regular CR (including submitting a Change Management CR).

5.3	The demand of a production change during non-working hours can be made from these reasons—

(a)	A request from a B2B client.

(b)	SLA violation.

(c)	Minimize the amount of down time during peak hours.

5.4	The main guideline in choosing an hour should be according to the amount of affected users.

5.5	All relevant people should be present during the work (if relevant):

(a)	Developer

(b)	QA

(c)	GIBDBA

(d)	Application DBA

(e)	System engineer

(f)	Infrastructure (ESX\Storage)

(g)	Project manager

(h)	Network

6	APPROVAL PROCESS

6.1	The relevant directors should be notified on every non-hours application upload.

6.2	In cases where there are conflicts relating to the hour, the relevant director’s approval is required. Both of the vertical and the infrastructure.

6.3	No more than 2 applications uploads in non-working hours a month should be approved

(a)	Exceptions to rule 3 should be approved by the relevant directors.

Appendix A—production changes during non-working hours

On or before the First Hand Date, the parties agree that the times that Uploads are carried out shall be changed to times that, in CIE’s absolute discretion, maximise the Net Gaming Revenue in the American Market.

5:00 – 9:00	High Risk uploads	High Risk uploads	High Risk uploads	High Risk uploads

9:30					CAB Meeting

9:00 – 11:00	High Risk + Regular Uploads	High Risk + Regular Uploads	High Risk + Regular Uploads	High Risk + Regular Uploads	Regular Uploads

11:00	Last hour to deliver the upload content/version for today

11:00 – 12:00	Regular Uploads	Regular Uploads	Regular Uploads	Regular Uploads	Regular Uploads

12:00 – 17:00	Regular Uploads	Regular Uploads	Regular Uploads	Regular Uploads

Comments	Except uploads that requires Support/GIB-Tech attention			Last day to submit CRs for next week

SCHEDULE 10

888 Rate Card

Role / Discipline(1)	Daily Rate(2)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(1)	other roles / disciplines may have other daily or hourly rates;
(2)	888 reserve the right to change rates from time to time (but only after the first 18 months following the Commencement Date and subject to an annual increase of the Daily Rate of not more than [***]), which rates will be applicable to any work or service which CIE orders at its discretion.

SCHEDULE 11

CIE Marketing Code

CAESARS ENTERTAINMENT

MARKETING AND ADVERTISING CODE

Introduction

Millions of responsible adults enjoy the excitement of casino gaming at a Caesars Entertainment Corporation property each year. Casino customers by and large treat casino gaming the same way they treat other forms of recreation: they budget the time and amount of money they want to spend, and they consider their chosen recreation a pleasant pastime, not a way of life. We’re proud that we entertain millions of customers each year in our casinos. Our customers overwhelmingly tell us that they have fun at our casinos, whether they win or lose on any particular occasion.

Promoting responsible gaming is part of our culture at Caesars. Our long-standing position has been that if a customer plays at one of our casinos (operated under any of our casino brand names) for any reason other than the fun of it, that customer is playing for the wrong reason. Many observers have lauded our company’s industry-leading programs and practices in combating problem gambling.

The advertising and marketing of gaming activities must be sensitive to these issues and all of our advertising must also be truthful and reflect generally accepted standards of good taste.

In furtherance of these interests and in recognition of Caesars strong opposition to irresponsible or inappropriate gambling, Caesars has adopted this Code for its marketing and advertising.

Scope

1.	The Code applies to the marketing and advertising of all Caesars Entertainment Corporation gaming brands and properties, including World Series of Poker and Total Rewards.

However, an ad is not considered gaming advertising solely through the inclusion of a logo.

2.	The Code applies to every media or channel for marketing and/or advertising, including direct mail, outdoor, in-casino, radio, television, print, and Internet.

3.	The Code does not apply to educational materials, broadcast messages, the Harrah’s Foundation, or Internet content designed specifically to address the issues of underage or problem gambling.

4.	Caesars complies with all local laws and regulations regarding marketing and advertising. These local laws and regulations may include limitations, restrictions, or other provisions that are different from those identified in the Code. In such cases, the local laws and regulations supersede the Code.

Content

5.	Advertising and marketing materials portray casino gaming and casino customers in a responsible manner. Advertising and marketing materials for gaming activities are designed for adults who choose to play casino games.

6.	Advertising and marketing materials are consistent with contemporary local standards of decorum and decency. They do not use religious themes, figures, or symbols. Nor do they degrade the image, form, or status of women, men, or any ethnic, minority, or other group.

7.	Advertising and marketing materials do not depict, encourage, or condone excessive, irresponsible, or illegal gambling. They do not:

7.1.	State or imply that casino gambling is an acceptable means of satisfying work or family commitments, or an alternative to work or family commitments;

7.2.	State or imply that casino gambling is necessary for financial, physical, or social success;

7.3.	State or imply that casino gambling solves personal problems;

7.4.	Portray individuals who are intoxicated, who are compelled to gamble, who have lost control of their faculties, or who have become separated from reality; or

7.5.	Suggest in any way that excessive, irresponsible, or illegal gambling is an amusing or acceptable behavior.

8.	We only advertise and market gaming activity to adults above the legal age to gamble in a casino. We only advertise our non-gaming amenities to adults over the age of 18 with the exception of venues that require a different legal age to engage in the activity. Our marketing and advertising materials do not:

8.1.	Show casino gambling being experienced by anyone under the legal age;

8.2.	Use actors in gaming advertising who are below 25 years of age or who reasonably appear to be below the legal age to gamble in a casino or use actors in non-gaming advertising who are below 20 years of age or who reasonably appear to be below 18 years of age;

8.3.	Use any symbol, language, gesture, cartoon, music, animated character, entertainment figure, or child’s toy that has primary appeal to persons below the legal age to gamble in a casino in any gaming or non-gaming advertising. Material has a “primary appeal” to persons below the legal age to gamble in a casino if it has special attractiveness to such persons above and beyond the general attractiveness it has for persons above the legal age to gamble in a casino.

8.4.	Show or imply that casino gambling is a “rite of passage” or otherwise necessary for the attainment of adulthood.

9.	Advertising and marketing materials depict casinos as respectable and well-kept establishments.

10.	All print gaming advertising includes a message offering a toll-free helpline for individuals who might have a gambling problem. The minimum requirements are subject to the local jurisdictional rules.

11.	We sponsor public awareness, education, and other campaigns on problem and underage gambling.

Placement

12.	We do not promote gaming activity at any event where the majority of the audience is reasonably expected to be below the legal age to gamble in a casino nor do we promote our brands or non-gaming amenities at events where the majority of the audience is reasonably expected to be below 18. This does not prevent us from erecting advertising or marketing at or near facilities that are used primarily for adult-oriented events, but which occasionally may be used for an event where most attendees are under the legal age to gamble in a casino.

13.	No product name, logo, trademark, or service mark is used or licensed for use on clothing, toys, game equipment, or other materials that are intended primarily for persons below the legal age to gamble in a casino. Materials that are intended primarily for persons below the legal age to gamble in a casino, regardless of the presence of any product name, logo, trademark, or service mark, are not used as promotional materials or are given away at events, except in response to a charitable request.

14.	Advertising and marketing materials for gaming activity are not placed in magazines, newspapers, television programs, radio programs, or other media where more than 30 percent of the audience is reasonably expected to be below the legal age to gamble in a casino. Advertising and marketing materials for non-gaming amenities are not placed in magazines, newspapers, television programs, radio programs, or other media where more than thirty percent of the audience is reasonably expected to be under the age of 18.

15.	We do not advertise our products or brands in college or university newspapers, with the exception of advertising for special events or venues that allow attendance for those 18 years and above. Advertisements elsewhere in college or university media are in conformity with policies promulgated by appropriate college officials or with the prior approval of appropriate college officials.

16.	We do not advertise on the comic pages of newspapers or magazines.

17.	New advertising is not placed on any outdoor stationary location within 500 feet of an established place of worship or an elementary school or secondary school. If existing advertising is within 500 feet of said locations, contracts for its placement will not be renewed.

18.	We are particularly sensitive about the use of the Caesars website. We:

18.1.	Post that the website is designed for individuals who are of legal age to gamble in a casino.

18.2.	Take appropriate precautions to ensure that visitors to the play for fun casino are 21 or older.

18.3.	Include messages discouraging underage and irresponsible gambling.

18.4.	Include information on our website about our responsible gambling philosophy, practices, and programs.

Compliance and Dissemination

19.	A copy of this code is given to every casino employee and outside agency whose responsibilities include advertising and marketing, as well as to any outside party who might request it.

20.	A Code Review Board comprised of Caesars employees meets at least annually and evaluates Code compliance. An annual written report outlining the extent of Code compliance and, if necessary, describing means to ensure greater Code compliance, is prepared for the Board. This report includes a review of current recognized electronic and print composition data in order to ensure that advertisements are placed in compliance with the Code.

21.	The Board also meets when necessary to consider complaints about Caesars marketing or advertising materials lodged by any interested party. If clear, objective evidence demonstrates to the Board that any advertising or marketing material is in violation of the Code, the material in question will be withdrawn. All complaining parties are notified of the resolution of their complaints.

Effective Date

22.	The provisions of this Code apply to any marketing or advertising activity undertaken on or after May 1, 2009.

For more information on the Caesars Entertainment Marketing and Advertising Code, or on the Caesars Entertainment Code of Commitment contact:

Jan Jones

Senior Vice President of Communications

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV 89109

www.caesars.com

Signed by a director for and on behalf of	/s/ Fordart Limited Director
FORDART LIMITED	[signature of director]
Director

Signed by a director for and on behalf of	/s/ Mitch Garber
CAESARS INTERACTIVE	[signature of director]
ENTERTAINMENT, INC	Director